UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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HURON CONSULTING GROUP INC.

(Name of registrant as specified in its charter)

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550 West Van Buren Street

Chicago, IL 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 2, 2011

The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company”) will be held at the Company’s offices located at Six Concourse Parkway, Suite 2050, Atlanta, Georgia 30328 on May 2, 2011, at 12:30 p.m. Eastern Daylight Savings Time, for the following purposes:

1)  To elect to the board of directors the two persons nominated by the board of directors;

2)  To hold an advisory vote on executive compensation;

3) To hold an advisory vote on the frequency of the advisory stockholder vote on executive compensation;

4)  To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s auditor for the fiscal year ending December 31, 2011; and

5)  To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 4, 2011 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the board of directors, and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting to be

Held on May 2, 2011

The Proxy Statement and Annual Report to Stockholders are

available at www.edocumentview.com/HURN

By Order of the Board of Directors

Natalia Delgado, Corporate Secretary

Chicago, Illinois

March 22, 2011

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2011 Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company,” “Huron,” “we” or “us”). The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Monday, May 2, 2011 at 12:30 p.m., Eastern Daylight Savings Time, at the Company’s offices located at Six Concourse Parkway, Suite 2050, Atlanta, Georgia 30328. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 22, 2011.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

The Company has one class of common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 4, 2011 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 22,266,701 shares of common stock issued and outstanding.

The accompanying proxy is solicited from the holders of record of the common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person.

If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to revoke a proxy given to your bank or broker, you must follow its instructions. If you would like to attend the Annual Meeting and vote these shares in person, you must obtain a proxy from your bank or broker. You must request the proxy from your bank or broker; it will not automatically supply one to you.

All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. The directors expect shares of common stock held by executive officers and directors of the Company will be voted “FOR” such proposals.

A quorum, consisting of at least one-third of shares of common stock issued and outstanding, must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes, will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

The Company’s third amended and restated certificate of incorporation divides the Company’s board of directors into three classes, with each class being elected to a three-year term.

The board of directors has nominated H. Eugene Lockhart and George E. Massaro as Class I Directors to be voted upon at the 2011 Annual Meeting. DuBose Ausley and John S. Moody are Class II Directors serving terms ending at the 2012 Annual Meeting. James D. Edwards, John McCartney and James H. Roth are Class III Directors serving terms ending at the 2013 Annual Meeting.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of the two nominees as Class I Directors and the other matters described herein. The board of directors knows of no reason that Mr. Lockhart or Mr. Massaro might be unavailable to serve as the Class I Directors, and each has expressed an intention to serve, if elected. If either of Mr. Lockhart or Mr. Massaro is unable to serve, the shares represented by all valid proxies will be voted “FOR” the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class I Director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting that are voted, provided that a quorum is represented at the meeting. Shares of common stock held by stockholders electing to abstain from voting and “broker non-votes” will be counted toward the presence of a quorum but will not be considered present and voting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted “FOR” the election of Mr. Lockhart and Mr. Massaro as Class I Directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. LOCKHART AND MR. MASSARO AS CLASS I DIRECTORS.

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
H. Eugene Lockhart	61	Partner and Chairman, Financial Institutions, Diamond Castle Holdings, LLC	2006	Class I 2011

George E. Massaro	63	Vice Chairman of the Board	2004	Class I 2011

H. Eugene Lockhart has served on our board of directors since December 5, 2006. Since 2005, Mr. Lockhart has served as a partner and chairman, Financial Institutions, Diamond Castle Holdings, LLC in New York, a private equity investment firm. On February 7, 2011, he was appointed to the board of directors of Bonds.com, a trading platform for fixed income securities. Mr. Lockhart is also a director and audit committee chairman of RadioShack Corporation, a retail seller of consumer electronic goods and services, and serves on the board of Asset Acceptance Capital Corp., a purchaser of accounts receivable portfolios from consumer credit originators. Previously, he had served on the board of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries, until February 2010. Since 2002, Mr. Lockhart has been a venture partner at Oak Investment Partners, a multi-billion dollar venture capital firm. Prior to that, from 2000 to 2002, he served as chairman and chief executive officer of New Power Holdings, a retail provider of energy to homes and small businesses throughout the United States. From 1999 to 2000, Mr. Lockhart was president of Consumer Services for AT&T. His prior positions include president of Global Retail Bank and Bank of America, as well as president and chief executive officer of MasterCard International. Mr. Lockhart received his B.S. in Mechanical Engineering from the University of Virginia and his MBA from The Darden Graduate School of Business at the University of Virginia. In addition, Mr. Lockhart is a CPA, licensed in the Commonwealth of Virginia.

George E. Massaro resumed the position of Vice Chairman of Huron’s board on May 3, 2010, a role in which he had previously served from March 2005 until July 30, 2009. Mr. Massaro had assumed the role of Non-executive Chairman in July 2009, to assist the new management team upon the departure of the Company’s former chairman. Mr. Massaro has served as a director since May 2004. Effective February 16, 2009, Mr. Massaro ceased to be an employee of the Company. He had served as our Chief Operating Officer and as Chief Operating Officer of Huron Consulting Services LLC, our principal operating subsidiary, from June 2003 until March 2005. Mr. Massaro joined Huron Consulting Services LLC in August 2002 as a managing director and subsequently became the leader of our Disputes and Investigations and Valuation Services practices. Previously, he served as the managing partner of Arthur Andersen LLP’s 1,200-person New England practice from 1998 to 2002 and managing partner of the Boston office from 1995 to 1998. Mr. Massaro has served clients in the financial services and high-technology industries. Mr. Massaro serves as a director of Charles River Laboratories, a provider of research products and preclinical services for the biomedical community, and of Eastern Bank Corporation, an independent mutual bank holding company in New England. He is also a member of the board of trustees of Mount Auburn Hospital in Cambridge. In addition, Mr. Massaro is chairman of the audit committee of the Archdiocese of Boston and a member of its finance committee. Mr. Massaro received his B.A. in Accounting and Finance from Bentley College and his MBA from Babson College.

Directors Not Standing for Election

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
DuBose Ausley	73	Attorney, Ausley & McMullen, P.A.	2004	Class II 2012

John S. Moody	62	President, Parkside Capital	2005	Class II 2012

James D. Edwards	67	Retired Managing Partner—Global Markets at Arthur Andersen LLP	2004	Class III 2013

John McCartney	58	Non-executive Chairman, Huron Consulting Group Inc.	2004	Class III 2013

James H. Roth	53	Chief Executive Officer of Huron Consulting Group Inc. and Huron Consulting Services LLC, our principal operating subsidiary	2009	Class III 2013

DuBose Ausley has served on our board of directors since October 12, 2004. He is an employee of Ausley & McMullen, P.A., a law firm in Tallahassee, Florida, where he was chairman for more than 25 years prior to June 2002. Mr. Ausley serves as a director of Capital City Bank Group, Inc., a financial services holding company; Tampa Electric Company, a public utility operating in the State of Florida, and its parent, TECO Energy, Inc.; and Capital Health Plan, an affiliate of Blue Cross and Blue Shield of Florida, Inc., on whose board he served from 1982 to 2005. Mr. Ausley served on the board of regents of the State University System of Florida from 1978 to 1994 and served as its chairman in 1981 and 1982. He also served on the board of trustees of Washington and Lee University for 10 years. In addition, he served as chairman of the Capital City Bank Group, Inc. from 1982 to 2003. Mr. Ausley received his B.A. in Economics from Washington and Lee University and his J.D. from the University of Florida College of Law.

John S. Moody has served on our board of directors since November 8, 2005. He is president of Parkside Capital, formerly known as ProTerra Realty, a fund manager investing in real estate in Houston, Texas. He joined the board of directors of Potlatch Corp., a real estate investment trust, in September 2006, and on January 19, 2009 he assumed the role of Vice Chairman of Potlatch Corp. From 2001 to 2005, he served on the boards of directors of three publicly held REITs: Keystone Property Trust, CRIIMI MAE, Inc. and Equity Office Properties Trust. From 2004 until October 2005, Mr. Moody served as president and chief executive officer of HRO Asset Management, LLC, a real estate advisory business. From 2001 to 2004, Mr. Moody served as president of Marsh & McLennan Real Estate Advisors, Inc., a business that directed the execution of real estate projects and transactions for Marsh & McLennan. From 1995 to 2000, Mr. Moody was president and chief executive officer of Cornerstone Properties, Inc., a REIT that acquired, developed and operated large-scale Class A office buildings in major markets throughout the United States and that merged into Equity Office Properties Trust. Mr. Moody received his B.A. in History from Stanford University and his J.D. with honors from The University of Texas School of Law.

James D. Edwards has served on our board of directors since October 12, 2004. Mr. Edwards retired in 2002 as managing partner—global markets of Arthur Andersen LLP, a position he had held since 1998. Mr. Edwards began his career with Arthur Andersen LLP in 1964 and served in several positions after that time. Mr. Edwards is also a director of Cousins Properties Incorporated, a publicly held REIT; Transcend Services, Inc., a provider of medical transcription services to the healthcare industry; and Crawford & Company, a global provider of claims adjustment and risk management solutions. Until February 2010, he had served on the board of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries. Mr. Edwards received his B.S. in Accounting from Bob Jones University and is a member of the American Institute of Certified Public Accountants.

John McCartney was appointed Non-executive Chairman of the board effective May 3, 2010. He has served on our board since October 12, 2004. From that date until February 2010, he served as chairman of the Audit Committee. From January 2007 until April 2010, Mr. McCartney served as chairman of the board of directors of A.M. Castle & Co., a global distributor of specialty metal and plastic products, and has served on that board since 1998. From January 2001 until March 2009, he served as chairman of the board of directors of Westcon Group, Inc., a specialty distributor of networking and communications equipment, on whose board he has served since August 1998. From December 2003 until January 2007, Mr. McCartney served as chairman of the board of First Circle Medical, Inc., a privately held medical therapy company. On May 7, 2009, he was elected to the board of Covance Inc., a drug development services company. On July 16, 2007, he was appointed a non-executive director of Datatec Limited, a networking technology and services company. He had previously served as vice chairman of the board of directors of Datatec from October 1998 until May 2004. From July 2005 until April 2010, Mr. McCartney served on the board of Federal Signal Corporation, a safety and security products manufacturer. From June 1997 to March 1998, he held the position of president of 3Com Corporation’s Client Access Unit. He joined the executive management team of US Robotics in March 1984 as vice president and chief financial officer and served in various executive capacities until serving as president and chief operating officer of US Robotics from January 1996 until its merger with 3Com Corporation in June 1997. Mr. McCartney received his B.A. in Philosophy from Davidson College and his MBA from The Wharton School of the University of Pennsylvania.

James H. Roth has served as Chief Executive Officer of Huron Consulting Group Inc. and Huron Consulting Services LLC, since July 30, 2009. He has served on Huron’s board of directors since November 3, 2009. As previously announced, Mr. Roth will assume the role of President of Huron on March 31, 2011. Mr. Roth had served as Vice President, Health and Education Consulting for the Company from January 2007 until July 2009. Since Huron’s inception in 2002, Mr. Roth has been a managing director and practice leader of the Company’s Higher Education Consulting practice, which he grew organically into one of our largest practices. Mr. Roth has been a frequent speaker in national forums on matters relating to higher education and academic medical centers. He has also been instrumental in expanding our educational and healthcare practices into the Middle East and Asia. He received his B.A. in Political Science and Economics from Vanderbilt University and his MBA from Southern Methodist University.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position
James H. Roth	53	Chief Executive Officer and Director
David M. Shade	66	President and Chief Operating Officer
James K. Rojas	42	Vice President, Chief Financial Officer and Treasurer
Mary M. Sawall	55	Vice President, Human Resources
Diane E. Ratekin	54	Vice President, General Counsel and Assistant Secretary

James H. Roth’s biographical information is provided above under the caption “Directors Not Standing for Election.”

David M. Shade was appointed President and Chief Operating Officer of Huron Consulting Group Inc. and Huron Consulting Services LLC on May 6, 2009. Before that date, he had served as Huron’s Vice President, Healthcare since May 2007. As previously announced, in anticipation of his retirement from Huron on June 30, 2011, Mr. Shade will leave his position as President and Chief Operating Officer effective March 31, 2011. Prior to joining Huron, Mr. Shade was Principal, Chief Executive Officer and a founder of Wellspring Partners LTD. (“Wellspring Partners”), now a Huron Consulting Group practice. Previously, Mr. Shade served the healthcare consulting division of Ernst & Young in a variety of partner level roles for more than 21 years, where he moved the practice beyond healthcare finance into healthcare operations and strategy. He subsequently served as chief executive officer and principal investor of a firm specializing in healthcare valuation services. Before starting his professional career, Mr. Shade served as a combat officer with the 101st Airborne Division in the Republic of Vietnam, where he was decorated for valor. Mr. Shade is a Member of the Healthcare Financial Management Association and the American Hospital Association. Mr. Shade received his B.A. in Accounting from Miami University, Ohio, and his MBA from Northwestern University’s Kellogg School of Management.

James K. Rojas was appointed Vice President and Chief Financial Officer (“CFO”) of Huron Consulting Group Inc. and Huron Consulting Services LLC on July 30, 2009 and subsequently appointed Treasurer on November 3, 2009. As previously announced, Mr. Rojas will assume the role of Chief Operating Officer of Huron effective March 31, 2011. He will continue as CFO until a permanent replacement is found. Before returning to Huron, from 2007 to 2009, Mr. Rojas was the executive vice president and chief financial officer of Stop & Shop and Giant Supermarket Company, a subsidiary of Ahold USA, Inc., a grocery retailer. Prior thereto, he was the executive vice president—shared services of Ahold USA, Inc. from January 2007 to June 2007. Previously, from January 2006 to December 2006, he was the executive vice president and chief administration officer of U.S. Foodservice, a broadline foodservice distributor. Prior to that, from March 2005 through December 2005, Mr. Rojas served as Vice President of Corporate Development for Huron, as well as a managing director of Huron Consulting Services LLC, from May 2002 through March 2005. Mr. Rojas received his B.B.A., with a concentration in Accounting, from the University of Notre Dame.

Mary M. Sawall has served as our Vice President, Human Resources since May 2004; as Vice President, Human Resources of Huron Consulting Services LLC since January 2004; and as managing director and head of Human Resources of Huron Consulting Services LLC since May 2002. Ms. Sawall, who previously announced her departure, will resign her position as Vice President, Human Resources on April 1, 2011 and leave the Company. Prior to joining Huron, she was executive vice president of human resources at Encore Development, a technology solutions provider, from 2000 to 2002 and at marchFIRST Inc., a global business and technology solutions provider, from 1998 to 2000. She has also served as director of human resources for the Illinois practice of Deloitte & Touche LLP and has held financial and administrative management positions at Booz Allen Hamilton Inc., a global strategy and technology consulting firm, and Cambridge Associates, a provider of investment and financial research and consulting services to nonprofit institutions. Ms. Sawall received her B.A. in the Program of Liberal Studies from the University of Notre Dame, her M.A. in Anthropology from Yale University and her MBA from Cornell University.

Diane E. Ratekin was appointed Vice President and General Counsel of Huron Consulting Group Inc. and Huron Consulting Services LLC on February 22, 2011, and has served as Assistant Secretary since May 6, 2009. Ms. Ratekin has been employed in Huron’s legal department since January 2005, most recently as Deputy General Counsel and managing director. Prior to joining Huron, from January 2003 to December 2004, Ms. Ratekin was a partner in the Corporate Department of McGuireWoods LLP, where she focused on corporate governance issues and provided business advice to public companies. Previously, she spent 16 years in the legal department of Deutsche Investment Management Americas Inc., formerly known as Zurich Scudder Investments, Inc., and Kemper Financial Services, Inc., an asset management subsidiary of Deutsche Bank, where she was a Director and Team Leader of the Corporate and Investments Team. Before that, Ms. Ratekin was a litigator at Jenner & Block. She started her career as a law clerk for the Honorable Charles Wolle on the Iowa Supreme Court. She received her B.A. in English and her J.D. from the University of Iowa.

Director Independence

Our Corporate Governance Guidelines require that the board of directors make an annual determination regarding the independence of each of our directors. The board of directors has determined that Messrs. Ausley, Edwards, Lockhart, McCartney and Moody are “independent” as defined in the applicable listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”). In making its determination, the board of directors considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director or any material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company).

Board Leadership Structure and Risk Oversight

Board Leadership.    In 2010, we separated the roles of chairman of the board and chief executive officer. Our Non-executive Chairman is John McCartney and our Chief Executive Officer is James H. Roth. As Non-executive Chairman, Mr. McCartney, in consultation with Mr. Roth, among other things: develops the agenda for board meetings, determines the appropriate scheduling for board meetings, assesses the quality, quantity and timeliness of information provided from management to the board, assists the Nominating and Corporate Governance Committee in monitoring and implementing our Corporate Governance Guidelines and otherwise takes steps to ensure that the board is acting in the long-term best interests of the Company. Mr. McCartney also chairs executive sessions of the board. In May 2010, Mr. George E. Massaro, who has served as a director since May 2004 and served as the Chief Operating Officer of the Company from 2003 to 2005, resumed his prior position on the board as Vice Chairman. In that role he will continue to devote his energies to addressing the remaining restatement related matters with the objective of allowing our management team to devote necessary time and attention to our clients, our people and the markets we serve.

The board, after extended discussion, has concluded that our current board leadership structure is appropriate for the Company, as it believes the separation of powers is healthy for our organization at this time in its history.

Risk Oversight.    One of the board’s responsibilities is to review the adequacy of the Company’s systems for compliance with all applicable laws and regulations for safeguarding the Company’s assets and for managing the major risks it faces. The board executes its responsibility for risk management directly and through its committees. The committees oversee risk matters associated with their respective areas of responsibility. For example, the Audit Committee requires direct reporting to it:

•	By the General Counsel of matters raised through the whistleblower hotline and other legal developments;

•	By Crowe Horwath LLP, Huron’s internal auditors, of reports of internal audit; and

•	By the Chief Compliance Officer of compliance efforts and issues raised in implementing and monitoring our compliance program.

The committees advise the full board of their risk oversight activities. In addition, the full board regularly considers risks relating to quality assurance, legal compliance and other potential business risks facing the Company.

In 2011, we reviewed our material compensation policies and practices and reported to the Compensation Committee that we concluded that these policies and practices do not entail risks reasonably likely to have a material adverse effect on the Company. A committee comprised of the Chief Compliance Officer, the CFO, the General Counsel, the Vice President, Human Resources and the Director of Compensation reviewed the plan elements, potential risks, and various controls in place with respect to Huron’s executive, managing director, employee and business developer compensation plans. We concluded that our compensation programs contain many controls and design features that mitigate excessive risk-taking behavior.

These features include, for all managing directors and executives:

•	A balance of fixed and variable compensation;

•	Variable compensation comprised of cash incentives tied to short-term individual, team and Company-wide achievements and equity incentives to focus leaders on long-term financial success;

•	Payouts modified based upon individual performance; and

•	Multiple controls, including Compensation Committee oversight and approval of (i) annual Company-wide bonus pools based on the achievement of Company and practice plans, and (ii) all equity grants.

In addition, our executive compensation plan includes the following features:

•	Executive incentives based on performance metrics that balance revenue growth, profitability and strategic measures;

•	Payouts capped at 125% of target;

•	Share ownership and retention requirements; and

•	Use of independent compensation consultants to the Compensation Committee.

Both the Compensation Committee and the Audit Committee report to the board matters that present risks for the organization as a whole, and they are addressed by the board.

Board Meetings and Committees

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings and by the actions of its committees. During 2010, the board of directors held eight meetings.

During 2010, each board member attended in excess of 92% of the board meetings and their respective committee meetings. Although the Company does not have a formal policy regarding director attendance at our annual meetings, we encourage directors to attend. All directors attended the 2010 Annual Meeting of Stockholders.

The board of directors operates in part through its three committees: Audit, Compensation, and Nominating and Corporate Governance. All committee members are “independent” as defined in the applicable listing standards of NASDAQ, “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of the committee charters is available on the Company’s web site at www.huronconsultinggroup.com.

Audit Committee.    The Audit Committee responsibilities include overseeing our accounting and financial reporting processes, overseeing the audits of our financial statements and internal control over financial reporting, and retaining and discharging our auditors. The Audit Committee met six times in 2010. The members of the Audit Committee are Messrs. Lockhart (Chairman), McCartney and Moody. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that each of Messrs. Lockhart and McCartney is an “audit committee financial expert,” as defined by the applicable securities regulations.

The Report of the Audit Committee for the fiscal year ended December 31, 2010 appears below under the caption “PROPOSAL 4—RATIFICATION OF APPOINTMENT OF AUDITOR—Report of the Audit Committee.”

Compensation Committee.    The Compensation Committee responsibilities include overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors. The Compensation Committee met seven times in 2010. The members of the Compensation Committee are Messrs. Moody (Chairman), Ausley and Lockhart.

Management assists the Compensation Committee in the performance of its duties. Each year, the CEO reviews the performance and compensation of each of the executive officers and makes recommendations to the Compensation Committee with respect to base pay, annual cash incentives and long-term equity incentives. The Compensation Committee may exercise its discretion in modifying any recommended awards to executive officers. During 2010, the CEO participated in all of the Compensation Committee’s general meetings, in the majority of the telephonic meetings and in all of the executive sessions, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives. The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION—Compensation Committee Report.”

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee responsibilities include identifying and recommending to the board of directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Nominating and Corporate Governance Committee met three times in 2010. The members of the Nominating and Corporate Governance Committee are Messrs. Edwards (Chairman), Ausley and Moody.

Directors may be nominated by the board of directors or by stockholders in accordance with the bylaws of the Company. The Nominating and Corporate Governance Committee will review all candidates for nomination to the board of directors, including those proposed by stockholders as provided below. The Nominating and Corporate Governance Committee reviews the person’s judgment, experience, independence, understanding of the Company’s business or other related industries, and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The board of directors believes that its nominees should reflect over time a diversity of experience, gender, race, ethnicity and age. The Nominating and Corporate Governance Committee selects qualified candidates and reviews its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.

If the Nominating and Corporate Governance Committee receives a nominee recommendation from a stockholder or group of stockholders that has beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate, and whether the Nominating and Corporate Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.

For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s Corporate Secretary. In addition, the Company’s bylaws permit stockholders to nominate directors at a stockholders’ meeting. To make a director nomination at the Annual Meeting, a stockholder must notify the Company’s Corporate Secretary within the time periods specified under “SUBMISSION OF STOCKHOLDER PROPOSALS” below in the Proxy Statement. Notices should be sent to: Corporate Secretary, Huron Consulting Group, 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@huronconsultinggroup.com. In either case, the notice must meet all of the requirements contained in the bylaws.

The notice must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the proposed nominee and any Stockholder Associated Person (as defined below);

•

any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

•

the name and record address of the stockholder who is submitting the notice; and any Stockholder Associated Person, or a nominee holder for a stockholder or any Stockholder Associated Person who owns shares of capital stock of the Company beneficially but not of record, as they appear on the Company stock ledger and current name and address, if different;

•

the class or series and number of shares of voting stock of the Company that are owned of record or beneficially by the stockholder who is submitting the notice and any Stockholder Associated Person and the date such shares were acquired and the investment intent of such acquisition;

•

a description of all arrangements or understanding between the stockholder who is submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the stockholder who is submitting the notice;

•

if the stockholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of stockholders, a representation that the stockholder is a holder of record of Company stock entitled to vote at the meeting and intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice;

•

any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•

to the extent known to the stockholder giving notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director on the date of such stockholder’s notice; and

•

as to the stockholder giving notice and any Stockholder Associated Person, whether and to the extent which any hedging or any other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or any Stockholder Associated Person with respect to any shares of capital stock of the Company.

A “Stockholder Associated Person” of any stockholder is any person controlling, directly or indirectly, or acting in concert with, such stockholder; any beneficial owner of shares of capital stock of the Company owned of record or beneficially by such stockholder and any person controlling, controlled by, or under common control with, such Stockholder Associated Person.

Stockholder Communications Policy

The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

Huron Consulting Group Inc.

550 West Van Buren Street

17th Floor

Chicago, Illinois 60607

E-mail messages should be sent to corporatesecretary@huronconsultinggroup.com.

A stockholder must include his or her name and address in any such written or e-mail communication. The communication must indicate that the sender is a Company stockholder.

Each communication intended for the board of directors and received by the Corporate Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

Diversity of Board Skills and Experience

Huron does not have a formal policy on diversity; however, its board believes that board nominees should reflect over time a diversity of experience, gender, race, ethnicity and age. The Nominating and Corporate Governance Committee, in discussing board composition, has focused on diversity of experience in relation to the development of the business. The Nominating and Corporate Governance Committee seeks candidates from regions where Huron offices are located, with prior management experience, experience on public company boards and regulated industries, particularly in higher education and healthcare, as Huron’s consulting work for those industries has grown rapidly.

Individual Contributions of Board Members

John McCartney, Huron’s Non-executive Chairman, has served as chairman and vice chairman of the boards of several public and private companies, as well as of an institution of higher education. His deep knowledge of accounting and his prior experience as chief financial officer and chief operating officer of a public company have prepared Mr. McCartney, while serving as a member of the Audit Committee, to successfully guide Huron through its recent challenges, and to enable him to lead us through the resolution of our regulatory and legal proceedings. Mr. McCartney is based in Chicago, the location of Huron’s principal business offices.

George Massaro, Vice Chairman of Huron, has been uniquely able to contribute to the board deliberations on a multitude of issues because of his former experience as leader of our Disputes and Investigations practice and Chief Operating Officer of Huron from 2003 to 2005. Moreover, his 30 plus years of experience in public accounting and management of a professional services practice with Arthur Andersen enables him to provide a broad range of business insights as well as contacts in the business community. Beginning in early 2005 through March of 2006, he devoted his efforts to client matters and led our efforts in the Special Investigation of Fannie

Mae. In March 2006, he reduced his role to approximately one-third time and continued to devote his efforts to similar client matters through February 2009. Mr. Massaro’s collective experience has served the Huron board well, particularly during his role as Non-executive Chairman from July 2009 until May 2010, as the board managed the ongoing resolution of the various issues that were triggered by our financial restatement.

James H. Roth, our CEO, has, as a founding member of Huron, guided and grown Huron’s Higher Education Consulting practice from a fledgling service offering to its prominent position today. Mr. Roth brings to the board his deep knowledge of the operations of institutions of higher education, including their healthcare and research facilities and their global expansion goals. Named in 2009 by Consulting Magazine as one of the Top 25 Most Influential Consultants, Mr. Roth brings to the board a deep understanding of the Huron organization and the consulting business; in particular, in the areas of higher education and healthcare, both domestic and abroad, which comprise over 60% of Huron’s marketplace activities today.

DuBose Ausley has served on multiple boards of directors of companies, including telecoms, electric utilities and financial institutions. His experiences serving on the boards of healthcare companies, in particular health plans, as well as institutions of higher education, have allowed him to contribute the client perspective of those two principal areas of Huron’s business. As a practicing attorney and former chair of a law firm in the Southeast U.S., he is uniquely sensitive to the legal issues facing public companies that provide consulting services in healthcare and higher education. He also contributes to the board discussions and deliberations his professional legal knowledge as a litigator and his prior experiences as a member of corporate boards dealing with complex issues.

H. Eugene Lockhart brings to Huron’s board the know-how and experience he has amassed through his work overseeing and growing companies in which he represents venture capital investors, his experience as chief executive officer of leading corporations, and his service on the boards of companies in such diverse fields as financial services, healthcare and pharmaceuticals. Mr. Lockhart’s ample experience serving as chairman of the audit committee of public companies, including currently serving as chairman of the audit committee of RadioShack Corporation, make him particularly able to lead the Company’s Audit Committee as the Company brings to resolution its regulatory and legal proceedings. In addition, as the former executive and chairman of some of the most recognized companies in the world, Mr. Lockhart contributes to Huron his wealth of contacts, including those with investors.

James D. Edwards’ experience includes 38 years with Arthur Andersen in the professional services industry and 25 years in various leadership positions, including Managing Partner for all operations in the United States and North America from 1987 to 1997, which makes him uniquely suited to understand and successfully address the challenges and opportunities presented to Huron. Mr. Edwards’ deep knowledge of accounting and financial consulting services, his many years of experience managing a large segment of a professional services firm, as well as his network of prior Arthur Andersen clients in such diverse fields as real estate, pharmaceuticals and healthcare, provide Huron’s board deliberations a wealth of relevant management experience, knowledge of the consulting industry and contacts throughout the business world.

John S. Moody has devoted the majority of his career to real estate related businesses. He has served on multiple boards of directors, including holding positions as chairman and vice chairman, of companies organized as real estate investment trusts engaged in commercial real estate, as well as forest products. Mr. Moody has opened doors for Huron’s Houston office consultants to his many contacts in Texas. In addition, he is the former chief executive officer of a public company which owned Class A office buildings throughout the U.S. That experience, combined with his professional training as a real estate and corporate attorney, and broad experience in the capital markets, inform the board deliberations and enrich its discussions.

Compensation of Directors

During 2010, we paid each of our non-employee directors an annual cash retainer of $60,000 and $1,000 for each meeting of the board of directors or any committee of the board that he attended. At the recommendation of the Compensation Committee, on February 18, 2010, the board of directors determined not to adjust its annual retainer or its annual grant of restricted stock, and to eliminate automatic increases of board compensation in the future. In connection with Mr. Massaro’s resumption of his prior role as Vice Chairman, the Compensation Committee approved, effective April 1, 2010, an annual supplemental retainer of $25,000 in addition to the annual board retainer of $60,000. In connection with Mr. McCartney’s assumption of the role of Non-executive Chairman, the Compensation Committee approved, effective May 3, 2010, an annual cash retainer of $175,000 in addition to the annual board retainer of $60,000. Mr. McCartney does not receive a fee for meetings he attends.

In addition to the annual cash retainer, we paid an annual fee of $10,000 to the Chairperson of the Audit Committee and $7,500 to the Chairpersons of each of the Compensation Committee and Nominating and Corporate Governance Committee, for chairing the committees. All of our directors are reimbursed for out-of-pocket expenses for attending board and committee meetings. In addition, each non-employee director receives an annual grant of restricted stock on the date of the Company’s annual meeting. Beginning in 2010, directors are expected to own Huron stock equal to at least three times the annual cash retainer (not including the supplemental retainers paid to the Non-executive Chairman and Vice Chairman). On May 3, 2010, each non-employee director received 7,256 shares, which vest ratably over the following 12 calendar quarters. Each share grant was equivalent to approximately $170,000, based on the closing stock price on April 30, 2010. On the date of the 2011 Annual Meeting, each non-employee director will be granted a number of shares of restricted stock equal to approximately $170,000, based on the closing stock price on the date immediately preceding the Annual Meeting. Although no new directors have joined the board since December 2007, in the future the Compensation Committee expects to make an initial grant of restricted stock to new directors in an amount necessary to attract persons with the skills and experiences it seeks, based on the facts and circumstances of the Company at the time.

Although eligible to do so, no director has elected to participate in our deferred compensation plan, which is described under the caption “EXECUTIVE COMPENSATION—2010 Nonqualified Deferred Compensation.”

The Compensation Committee will review board compensation annually and make changes as it deems appropriate.

Director Compensation Table

The following table summarizes the fees paid and the aggregate grant date fair value of shares granted to each of the non-employee directors in 2010. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
DuBose Ausley (2)	89,000	170,008	259,008
James D. Edwards (3)	85,500	170,008	255,508
H. Eugene Lockhart (4)	95,333	170,008	265,341
George E. Massaro (5)	169,750	170,008	339,758
John McCartney (6)	196,333	170,008	366,341
John S. Moody (7)	90,500	170,008	260,508

(1)	This column represents the aggregate grant date fair value of shares granted to our directors in 2010. Grant date fair value is based on the closing price of Huron stock on the last trading day prior to the grant date. Each of these grants vests ratably over the 12 calendar quarters following the grant.

(2)	At December 31, 2010, Mr. Ausley held 8,434 shares of restricted common stock and options to purchase 10,000 shares of our common stock. All of the outstanding options held by Mr. Ausley have vested.

(3)	At December 31, 2010, Mr. Edwards held 8,434 shares of restricted common stock and options to purchase 12,903 shares of our common stock. All of the outstanding options held by Mr. Edwards have vested.

(4)	At December 31, 2010, Mr. Lockhart held 8,434 shares of restricted common stock.

(5)	At December 31, 2010, Mr. Massaro held 7,858 shares of restricted common stock.

(6)	At December 31, 2010, Mr. McCartney held 8,434 shares of restricted common stock and options to purchase 12,903 shares of our common stock. All of the outstanding options held by Mr. McCartney have vested.

(7)	At December 31, 2010, Mr. Moody held 8,434 shares of restricted common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon our review of forms filed by directors, officers and certain beneficial owners of our common stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the 1934 Act, we have identified two late filings in 2010, one by Thomas W. Burns and the other by David M. Shade, each in relation to the withholding of shares for taxes upon a single vesting of restricted shares.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own 5% or more of our common stock;

•	each of our named executive officers currently employed by the Company;

•	each member of our board of directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Name of beneficial owner(1)	Beneficial Ownership
	Shares	%
Wellington Management Company, LLP (2)	3,065,007	14.00
William Blair & Co. (3)	1,823,979	8.33
Baron Capital Group, Inc. (4)	1,250,000	5.71
BlackRock, Inc. (5)	1,244,691	5.69
James H. Roth (6)	199,984	*
David M. Shade (7)	110,677	*
James K. Rojas (8)	54,956	*
Mary M. Sawall (9)	49,381	*
John McCartney (10)	42,163	*
James D. Edwards (11)	37,643	*
DuBose Ausley (12)	36,996	*
John S. Moody (13)	27,251	*
H. Eugene Lockhart (14)	23,584	*
George E. Massaro (15)	17,878	*
Diane E. Ratekin (16)	7,962	*
All directors and executive officers as a group (11 persons) (17)	608,475	2.73

*	Indicates less than 1% ownership.

(1)	The principal address for each of the stockholders, other than Wellington Management Company, LLP, William Blair & Co., Baron Capital Group, Inc., and BlackRock, Inc., listed below, is c/o Huron Consulting Group Inc., 550 West Van Buren Street, Chicago, Illinois 60607.

(2)	The principal address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210. Information regarding beneficial ownership of our common stock by Wellington Management Company, LLP is included herein in reliance on a Schedule 13G/A filed with the SEC on February 14, 2011.

(3)	The principal address of William Blair & Co. is 222 West Adams, Chicago, Illinois 60606. Information regarding beneficial ownership of our common stock by William Blair & Co. is included herein in reliance on a Schedule 13G filed with the SEC on February 8, 2011.

(4)	The principal address of Baron Capital Group, Inc. is 767 Fifth Avenue, 49th Floor, New York, New York 10153. Each of BAMCO, Inc. and Baron Small Cap Fund, subsidiaries of Baron Capital Group, Inc. (“BCG”), owns the shares reflected in the table above. Ronald Baron owns a controlling interest in BCG. Information regarding beneficial ownership of our common stock by Baron Capital Group, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 14, 2011.

(5)	The principal address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. The shares are owned by the following subsidiaries of BlackRock, Inc.: BlackRock Japan Company Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock International Limited. Information regarding beneficial ownership of our common stock by BlackRock, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 4, 2011.

(6)	Includes 58,664 shares of restricted common stock, as well as 3,855 shares held by a family partnership as to which Mr. Roth disclaims beneficial ownership.

(7)	Includes 37,171 shares of restricted common stock.

(8)	Includes 41,064 shares of restricted common stock.

(9)	Includes 20,465 shares of restricted common stock.

(10)	Includes 12,903 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 7,240 shares of restricted common stock, as well as 1,259 shares held by a wholly-owned limited liability company of which Mr. McCartney is the sole owner.

(11)	Includes 12,903 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 7,240 shares of restricted common stock.

(12)	Includes 10,000 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 7,240 shares of restricted common stock.

(13)	Includes 7,240 shares of restricted common stock.

(14)	Includes 7,240 shares of restricted common stock.

(15)	Includes 6,952 shares of restricted common stock.

(16)	Includes 3,114 shares of restricted common stock.

(17)	Includes an aggregate of 35,806 shares issuable upon exercise of options held by members of the group that are exercisable currently or within 60 days of the Record Date. Also includes 203,630 shares of restricted common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives and Philosophy

Compensation of Huron’s executive officers is intended to attract, motivate and retain highly qualified individuals with the leadership skills necessary to achieve the Company’s annual and long-term business objectives and to fairly reward those individuals for creating value for shareholders. Huron’s executive officer compensation is based on the following principles:

•

Total direct compensation levels for executives (consisting of salary, annual cash incentive compensation, and long-term equity incentive compensation), in general, are targeted within 10% of the competitive median established through review of our peer group, with adjustments at the discretion of the Compensation Committee taking into account the executive’s professional experience and scope of responsibilities;

•	A substantial portion of the compensation of executives should be at-risk and vary based on the Company’s financial and operational performance;

•

Compensation should align the interests of executives with the interests of Huron’s shareholders by providing executives with long-term equity incentive compensation opportunities and promoting stock ownership; and

•	Overall compensation design should reflect the Company’s commitment to a balance of financial and strategic performance metrics, sound governance, and discourage behavior that leads to excessive risk.

The Compensation Committee assesses the compensation of the executive officers annually to monitor Huron’s adherence to these principles. The compensation changes made in 2010, and anticipated in 2011, are intended to better align the compensation program with these principles.

2010 Performance Summary and Compensation Decisions

In 2009, Huron experienced a challenging year, including a restatement of its financial results and the replacement of certain members of its senior management team. The new management team and the board of directors viewed 2010 as a transitional year. As a result of the adoption of a focused business strategy and performance metrics that drive long-term shareholder value, Huron emerged a stronger organization with renewed energy and confidence in its ability to serve its clients and the marketplace.

As was also the case for many of our competitors, 2010 was a difficult year for Huron. The ongoing uncertainty in the economy led some clients to postpone decisions or to scale back certain initiatives. In several instances, major client projects were delayed months beyond the anticipated commencement dates. Another challenge of 2010 was the Disputes and Investigations practice, which the Company sold at the end of the third quarter. This practice, which had been underperforming at the beginning of 2010, continued to deteriorate throughout the year until the time of its sale in September 2010.

As a result, the Company’s financial performance in 2010 was well below goals established at the beginning of the year. Revenue from continuing operations was $553 million in 2010, representing a 1% decrease from 2009. Adjusted EBITDA was $95 million in 2010, representing a 9% decrease from 2009. Further, the adjusted EBITDA margin for 2010 was 17.3%, down from 18.9% in 2009.

Despite the challenges, in 2010 we accomplished our goal of narrowing our focus to our core service lines by eliminating underperforming businesses, including exiting the Utilities practice in June, and the sale of the Disputes and Investigations practice in September. We also wound down our Tokyo office as part of this effort. The net result of these actions is a more focused Company with an ability to invest its resources in practices that are better prepared to drive future value for Huron’s shareholders.

In light of the Company’s performance in fiscal 2009, the challenges going into 2010, and in line with the objectives listed above, the following compensation decisions for named executive officers were made with respect to fiscal 2010:

•

Consistent with the Company’s executive compensation philosophy, the Compensation Committee adopted a peer group of companies similar to Huron in the nature of business, scale of operations, and competition for executive talent, which it used to assist in establishing competitive compensation levels for executive officers.

•

In order to ensure that compensation levels are aligned with Huron’s desired positioning against similar peer group positions, the Company adjusted compensation levels for named executive officers, as appropriate, based on its review of competitive pay levels within the newly adopted peer group:

–	Base salary levels increased for all named executive officers, except Mr. Shade (who has a special arrangement described below).

–

Target annual incentive opportunities as a percentage of salary for Messrs. Roth and Shade increased, while target annual incentive opportunities as a percentage of salary for Mr. Rojas and Mmes. Sawall and Delgado decreased.

•

The Company replaced the previous discretionary annual cash incentive program in effect prior to 2010 with a program based on the achievement of specific performance measures consistent with the strategy and financial objectives of the Company (40% of the target annual cash incentive was tied to the achievement of revenue goals, 30% of the target annual cash incentive was tied to the achievement of adjusted EBITDA targets, and 30% of the target annual cash incentive was tied to strategic measures).

•

Because revenue and adjusted EBITDA did not meet the threshold performance goals set for 2010, the Company did not pay out the 70% of the cash incentive for 2010 performance that was tied to financial performance measures. Each executive’s potential cash incentive was limited to the 30% of target that was tied to strategic measures. Based on the Compensation Committee’s assessment of the executive team’s performance relative to stabilizing the business in the wake of the financial restatement, exiting underperforming businesses, and integrating its healthcare practices, the Compensation Committee determined that each of the executives would be paid 30% of their target bonus for 2010.

•

In early 2010, in consideration of the success of the executive team in addressing the challenges of 2009 and to ensure alignment with shareholders as the new business strategy was implemented, the Compensation Committee approved long-term incentive awards that resulted in target total direct compensation levels that were significantly higher than the Company’s target positioning against its peer group.

•

In order to increase executive focus on metrics that drive long-term shareholder value, the equity awards in early 2010 for Mr. Roth and Mmes. Delgado and Sawall were 67% performance-based, and those for Messrs. Rojas and Shade were 100% performance-based. The Compensation Committee did not provide service-vested restricted stock awards to Messrs. Rojas and Shade in consideration of service-based awards made to each executive in 2009. The performance-based restricted stock awards would be earned upon the achievement of 2010 key financial goals (adjusted EBITDA percent and total debt-to-EBITDA ratio). One-third of the earned award vested effective December 31, 2010, and two-thirds of the earned award vests upon the completion of service through 2012.

•

Mr. Roth was granted a special, one-time grant of stock options in recognition of the leadership role he has played in developing Huron’s forward-looking strategy and to reward sustained stock price appreciation throughout the implementation of the strategy. One-half of this award is subject to a three-year service condition, and the remainder is based on the stock price reaching a specific price in addition to a three-year service condition.

2011 Compensation Design

The Company expects that 2011 compensation for named executive officers will be consistent with the direction taken in 2010. Compensation for named executive officers will further enhance alignment of executive compensation with shareholder interests and continue to reflect the Company’s commitment to a competitive pay structure that balances financial and strategic objectives. Anticipated changes, which have not been implemented yet, include the following:

•	To further increase alignment of executive interests with long-term shareholder value, the Company will replace service-vested restricted stock awards with stock option awards in 2011.

•

As a result of the approval of the Amended and Restated Huron Consulting Group Inc. 2004 Omnibus Stock Plan by shareholders in 2010, the 2011 annual incentive program will meet all the requirements to be classified as a performance-based annual incentive plan under Section 162(m) of the Code.

•

Once rulemaking is enacted by the SEC and NASDAQ, as applicable, the Company plans to adopt a clawback policy and modify its current hedging policy to be consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Company’s current hedging policy requires board approval of any hedging activities by executives, and the board has indicated it would not approve any hedging activities except in unusual circumstances.

Other Compensation Matters

In addition to the compensation program design and the actual compensation decisions discussed above, Huron’s executive compensation programs support the Company’s commitment to sound corporate governance.

•

Management conducts a formal review of the risks associated with Huron’s executive compensation and other compensation practices, policies, and programs on an annual basis and reports to the Compensation Committee, which further assesses business risks presented by the compensation plans and practices as part of its regular decision making process.

•

In 2010, the Company reviewed and entered into new senior management agreements with each of the named executive officers with key changes, including reduced severance payable upon a change of control. Moreover, none of the executive officers has a gross-up provision for excise taxes upon change of control.

•

In 2010, Huron established stock ownership guidelines designed to promote alignment with the interests of stockholders. In addition, Huron has a policy that effectively forbids any hedging activity in Company stock on the part of the executive officers.

•

Huron provides a 401(k) plan and a non-qualified deferred compensation plan, and the executive officers may participate on the same basis as all other participants. Huron does not provide supplemental defined benefit retirement programs to its executives.

•	Huron did not provide material perquisites to any named executive officer in 2010.

•	In 2009 and 2010, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide independent executive compensation advisory services as described below.

Roles of the Compensation Committee, Management, and Consultants

The Compensation Committee is responsible for annually evaluating the performance of the named executive officers in light of the goals and objectives of the Company’s executive compensation plans, and determines and approves, or recommends to the board for its approval, the composition and levels of the pay packages for the Company’s executive officers. The CEO may not participate in board deliberations regarding his pay package. The Committee receives assistance from two sources: (1) its independent compensation consulting firm, Semler Brossy; and (2) the Company’s internal executive compensation staff, led by Huron’s Vice President, Human Resources.

Semler Brossy has been retained by, and reports directly to, the Compensation Committee, and does not have any other consulting engagements with Company management or Huron. Specifically, the Compensation Committee regularly seeks independent advice from Semler Brossy on current trends in executive compensation design, including overall levels of compensation, the relative weightings of compensation elements, and the value of particular performance measures on which to base compensation. Within this framework, Semler Brossy has been directed to work collaboratively with management, including the CEO, the Vice President, Human Resources, and her staff in order to achieve a sufficient understanding of Huron’s business and compensation programs.

With respect to determining compensation for Huron’s CEO, Semler Brossy provides an independent recommendation to the Compensation Committee for the Committee’s consideration. In developing its recommendation, Semler Brossy relies on its understanding of Huron’s business and compensation programs and its independent research and analysis. Semler Brossy does not solicit from or discuss with the CEO any aspects of his compensation.

For other named executive officers, the Vice President, Human Resources works with the CEO to develop the CEO’s compensation recommendations to the Compensation Committee. In developing these recommendations, the CEO considers the Company’s overall performance, each individual’s scope of responsibility, competitive market compensation data, individual performance, and the CEO’s assessment of the individual’s current and future potential contribution, as well as the individual’s contribution relative to the other executive officers. Semler Brossy provides the Committee with its independent view of the CEO’s compensation recommendations.

All decisions regarding named executive officer compensation and final recommendations to the full board are made solely by the Compensation Committee.

Compensation Determination

In the last quarter of 2009, the Compensation Committee, based on the recommendation of Semler Brossy, developed and adopted a peer group (effective for 2010) of companies similar to Huron in the nature of business, scale of operations, and competition for executive talent. Companies identified to be in the peer group met the following criteria: 1) are publicly-traded in the United States; 2) have a primary business, based on GICS or SIC code, that is to provide advisory services to businesses; and 3) had a trailing twelve-month revenue as of the end of 2009 within one-third to three times that of Huron’s revenue. Companies were excluded if their reported international revenue was greater than 75% of total revenue and if their December 31, 2009 market capitalization was less than 10% of Huron’s market capitalization. The resulting group of 13 companies collectively represents Huron’s multiple business segments, and was used to assess the competitiveness of compensation for the named executive officers:

CBIZ Inc.	Gartner Inc.	Korn/Ferry International
Corporate Executive Board	Heidrick & Struggles International Inc.	Maximus Inc.
CRA International	IHS Inc.	Navigant Consulting
Duff & Phelps Corp.	ICF International	Resources Connection
FTI Consulting

Compensation levels for each named executive officer are evaluated annually relative to the peer group. The market comparisons are determined by use of compensation data obtained from publicly available proxy statements analyzed by Semler Brossy. In general, the Company aims to position target total direct compensation levels for each named executive officer within 10% of the median of similar executive positions in the peer group, with adjustments made at the discretion of the Compensation Committee, based on an assessment of each executive’s experience, performance, and the role’s required contribution to the Company’s successful execution of its business strategy.

Compensation Elements

Total direct compensation for Huron’s named executive officers is comprised of annual cash compensation (including base salary and annual incentive compensation) and long-term equity incentive compensation (which has in the past consisted of service-vested restricted shares and performance-based restricted stock unit awards).

As detailed above, an executive officer’s total direct compensation is based primarily upon the Company’s performance. Huron does not have a pre-established policy or target for allocating between fixed compensation (base salary) and variable compensation (annual cash incentive and long-term equity incentive awards) or among the different types of variable compensation, although the mix of base salary, short-term incentive, and long-term incentive pay is designed to encourage thoughtful, but not excessive, risk taking. The mix of compensation elements is influenced by the Compensation Committee’s annual assessment of the compensation practices of the peer group, as well as Huron’s short-term and long-term financial and strategic objectives.

As detailed below, Huron’s annual and long-term incentive programs use a combination of revenue, earnings, EBITDA margin, debt coverage and strategic metrics to provide a balanced assessment of the Company’s performance in support of its financial and strategic objectives. For each financial performance measure, the Company sets a goal level of performance that is approved in advance by the Compensation Committee and in 2010 accounted for up to 70% of the annual incentive. In 2010, the Company and the Committee identified a number of strategic measures that accounted for up to 30% of the annual incentive. Actual performance against these goals determines the amount, if any, of payments to executive officers under the Company’s variable compensation plans.

Annual Cash Compensation.    Annual cash compensation for each Huron named executive officer includes base salary and annual cash incentive. Base salaries are provided to compensate executives for services rendered during the year, and are essential for the attraction and retention of talented executive officers. The executive officers’ base salaries are reviewed annually by the Compensation Committee and do not automatically increase each year.

Annual cash incentives for named executive officers are designed to reward Company financial performance and individual contribution in 2010.

•

Revenue.    This performance measure supports the Company’s mandate to continue expansion of its service offerings and market presence, and represents 40% of the annual cash incentive paid to the executive officers.

•

Adjusted EBITDA and EBITDA Margin.    This performance measure (which we calculate as EBITDA adjusted for restructuring and restatement costs) is designed to reinforce the Company’s focus on profitable growth. This measure represents 30% of the annual cash incentive paid to executive officers.

•

Strategic Measures.    These performance measures are designed to support specific strategic initiatives, and the performance against these strategic measures was evaluated based on the judgment of the Compensation Committee. In 2010, the strategic measures that the Committee considered in determining the amount of bonus to pay based on achievement of strategic measures were: (i) management of the Healthcare practice integration; (ii) exiting underperforming businesses including the Disputes and Investigations practice, the Utilities practice and wind down of the Japanese office; and (iii) continuing to stabilize the business in the wake of the financial restatement. These measures represent 30% of the annual cash incentive paid to executive officers.

The following chart reflects the financial goals that the Compensation Committee set for 2010.

Measure	Goal
Revenue	$687 million
Adjusted EBITDA	$124 million
Adjusted EBITDA Margin	18%

Huron structures the target annual cash compensation with a goal of generally maintaining target total direct compensation within 10%, plus or minus, of the competitive median for the peer group with adjustments at the discretion of the Compensation Committee taking into account the executive’s professional experience and scope of responsibilities. Within this framework, the Compensation Committee establishes base salary and target annual incentive levels for each named executive officer. Consistent with this approach, the Compensation Committee made the following changes to annual cash compensation levels in 2010 for named executive officers:

•

On July 30, 2009, Mr. Roth was promoted to CEO of Huron, at which time no changes were made to his target annual cash compensation. In January 2010, in recognition of his promotion to CEO, Mr. Roth’s base salary was increased from $750,000 to $800,000 (retroactive to July 30, 2009), and his target annual incentive was increased from 67% to 110% of salary.

•

In connection with Mr. Shade’s appointment to Vice President, Healthcare upon the acquisition of Wellspring Partners in 2007, he entered into an employment agreement, which provided a base salary of $750,000 and no annual incentive opportunity. In 2010, Mr. Shade entered into an amended employment agreement that maintained his originally negotiated base salary level of $750,000 and provided an annual incentive opportunity of $150,000, which was below the competitive market, as the Compensation Committee concluded that the original economic terms with the added annual incentive opportunity was within the compensation guidelines for the executive role he was performing.

•

On July 30, 2009, Mr. Rojas was promoted to CFO of Huron, at which time no changes were made to his target annual cash compensation. In January 2010, Mr. Rojas’s annual cash compensation opportunity was adjusted (retroactive to July 30, 2009) to ensure consistency with market compensation levels, and to recognize his level of strategic involvement and scope of responsibilities. The Compensation Committee approved an increase in base salary from $400,000 to $460,000, and a decrease in his target annual incentive from 100% to 80% of salary, which was slightly above 110% of the competitive median.

•

Annual cash compensation opportunities for Mmes. Sawall and Delgado were adjusted to ensure consistency with market compensation levels. The Compensation Committee approved increases in base salary from $325,000 to $375,000, and decreases in their target annual incentives from 100% to 75% of base salary.

As discussed above, the Company did not meet the revenue and EBITDA targets established at the beginning of the year. As such, named executive officers were not eligible for payouts of the revenue (40%) and adjusted EBITDA (30%) components of the annual incentive plan. The Compensation Committee evaluated the management team on its accomplishment of the strategic measures, described above, and determined that the strategic component would pay out at 100%. As a result, the Compensation Committee approved annual incentives equal to 30% of target for each named executive officer.

Long-Term Incentive Compensation.    Consistent with the principles of Huron’s compensation for its named executive officers outlined above, long-term incentives are designed to promote stock ownership that will align the named executive officers’ interests with those of the Company’s shareholders. Specifically, stock ownership requirements keep the economic interests of executive officers aligned with those of the Company’s stockholders, and by awarding performance-based restricted stock units to executive officers, the value of the executive officers’ reward increases when the Company’s stock price increases. Further, performance-based restricted stock units are earned based on the achievement of pre-established financial performance goals, with additional service-based vesting restrictions also governing a portion of these awards.

For 2010, the Compensation Committee established a one-year performance period for the achievement of specified financial results, as the Committee viewed 2010 as a transitional year in which executives should be encouraged to pursue the new business strategy and implement the corporate reforms in the wake of the financial restatement. In order to keep executives committed to the Company and providing sustained performance for shareholders, the Compensation Committee designed the awards so that one-third of the earned award vested at the end of the performance period (December 31, 2010), and the remainder will vest on December 31, 2012.

•

Adjusted EBITDA Margin.    This performance measure reflects how effectively the Company’s operating performance has been managed and represents 50% of the long-term incentive award determination for executive officers.

•

Debt-to-Earnings Ratio.    This performance measure (defined as the year-end total debt to EBITDA ratio as calculated in the Company’s banking agreements) evaluates the strength of the Company’s balance sheet and is a key metric in the Company’s bank covenants. This measure represents 50% of the long-term incentive award determination for executive officers.

The following chart reflects the financial goals that the Compensation Committee set for 2010.

	Goal
Measure	Threshold (Payout 25% of target)	Target (Payout 100% of target)	Maximum (Payout 125% of target)
Adjusted EBITDA Margin	16%	18%	19%
Total Debt-to-EBITDA	2.5	1.6	1.3

Consistent with the positioning described under “Objectives and Philosophy,” the Compensation Committee determines and approves individual equity grants to executive officers in consideration of market compensation levels. In addition, the Compensation Committee reviews the CEO’s assessments and recommendations as to long-term equity compensation for all of the executive officers except himself.

For equity awards in 2010, the Compensation Committee considered the success of the executive team in addressing the challenges of 2009, the desire to stake the new team in driving the Company’s future success, and the significant retention program grants made in late 2009 to key managing directors, in which the executive officers did not participate. As such, the Compensation Committee approved equity award amounts that were generally two to three times the size of the competitive median in the peer group for the named executive officers. The market price of the Company’s common stock used for determining the performance-based awards was the closing price on February 17, 2010 of $23.86.

Service-vested restricted stock awards that vest in four equal annual installments beginning on the first anniversary of the date of grant were granted to Mr. Roth and Mmes. Delgado and Sawall. The market price of the Company’s common stock used for determining the number of shares subject to the time-based vesting awards was the closing price on January 10, 2010 of $23.69. The Compensation Committee did not provide service-vested restricted stock awards to Mr. Shade and Mr. Rojas in consideration of service-based awards made to each executive in 2009.

In addition, the Compensation Committee approved a one-time grant of stock options to Mr. Roth in recognition of the leadership role he played in developing the going-forward strategy of the Company and to motivate him to achieve sustained stock price appreciation during the implementation of the new business strategy. The one-time grant consisted of 100,000 stock options with an exercise price of $23.43. Fifty percent of the options will vest at the end of three years, and the remaining options will vest at the end of three years subject to the achievement of a $29.29 average stock price over 60 consecutive business days (125% of the stock price as of the grant date) at any time during the three-year period. As of the end of the 2010 fiscal year, the stock price achievement had not been met. A condition of vesting for Mr. Roth’s shares is that he must be employed by the Company on the vesting date.

Executive Officer	Total Long-Term Incentive Award			Mix of Long-Term Incentive Vehicles
	Target Annual Award ($)	Special Award ($)(1)	Total Granted in 2010 ($)	Performance-Based Restricted Stock Units ($)	Service-Vested Restricted Stock ($)	Stock Options ($)
James H. Roth	1,120,000	2,400,000	3,508,000	1,600,000	800,000	1,108,000
James K. Rojas	368,000	1,000,000	1,000,000	1,000,000	—	—
David M. Shade	400,000	1,100,000	1,100,000	1,100,000	—	—
Mary M. Sawall	225,000	750,000	750,000	500,000	250,000	—
Natalia Delgado	225,000	750,000	750,000	500,000	250,000	—

(1)	As described above, the Compensation Committee approved special equity award amounts that were generally two to three times the size of the competitive median in the peer group for the executive officers in 2010.

The performance-based restricted stock units were earned based on the Company’s adjusted EBITDA margin performance and total debt-to-EBITDA ratio. The measures adopted by the Compensation Committee at the beginning of the year did not permit adjustments for discontinued operations and thus the performance results were calculated on full year actual results. The Company achieved an adjusted EBITDA margin of 16.5%, and a total debt-to-EBITDA ratio of 2.4. As such, named executive officers earned 39.6% of the 2010 target awards, with one-third vesting immediately and the balance vesting on December 31, 2012.

Total Direct Compensation.    In general, Huron aims to position target total direct compensation levels, which we define as salary, target bonus and target long-term incentives, of each named executive officer within 10% of the median for similar positions in the peer group with adjustments at the discretion of the Compensation Committee taking into account the executive’s professional experience and scope of responsibilities. After the 2010 long-term incentive grants were determined in January, the Compensation Committee completed a thorough review of competitive total compensation levels. As part of this review, the Committee adopted target total direct compensation ranges for each named executive officer position. The LTI component for each executive officer is at, or below, the range used to determine the January 2010 grants. The ranges were calibrated based on the Company’s positioning philosophy, and the January 2010 grants remained within the intended range of two to three times the competitive LTI median.

The chart below shows the actual guidelines approved for each of the named executive officers, as well as the competitive ranges that were used. These guidelines formed the basis and rationale for the 2010 base salary and annual incentive changes described above, and will serve as the basis for determining 2011 equity awards.

Executive Officer	Huron Target Total Compensation Range ($)	Competitive Market Median Target Total Compensation Range ($)
James H. Roth	2,720,000 – 2,880,000	2,500,000 – 3,100,000
James K. Rojas	1,196,000 – 1,288,000	1,050,000 – 1,300,000
David M. Shade	1,300,000 – 1,400,000	1,250,000 – 1,500,000
Mary M. Sawall	843,750 – 918,750	900,000 – 1,100,000
Natalia Delgado	843,750 – 918,750	900,000 – 1,100,000

Health and Welfare Benefits

The named executive officers are eligible for the same benefits generally available to Huron employees. In addition, the Company provides to all of its managing directors and executive officers enhanced disability and life insurance benefits and reimbursement of all or a portion of the cost of an executive physical examination. The Company also offers a non-qualified deferred compensation plan (the “DCP”) to all managing directors, executive officers and independent directors. The DCP allows participants to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of investment vehicles. In 2010, none of the executive officers or independent directors elected to participate in the DCP.

Perquisites

Huron did not provide material perquisites to any named executive officer in 2010. The Company provides to all of its managing directors and executive officers enhanced disability and life insurance benefits and to Vice Presidents it offers reimbursement of the cost of an annual executive physical examination.

Employment Agreements

The Company currently has employment agreements with each of its named executive officers. Employment agreements are standard in the Company’s industry, provide reasonable protection to the individual with respect to treatment post-termination, and provide reasonable protection to the Company in terms of restrictive covenants binding the employee.

In January 2010, after completing the peer group analysis described above, the Company entered into an amended agreement with Mr. Roth, in connection with his appointment as CEO of the Company and appointment to the board of directors of the Company. The amended agreement, among other changes: (i) provides that Mr. Roth may be terminated upon written notice by the Company; (ii) increases Mr. Roth’s base salary from $750,000 to $800,000; (iii) increases his annual target bonus from 67% to 110% of salary; (iv) establishes a special one-time option award as described above under the caption “Compensation Elements—Long-Term Incentive Compensation” and renders him eligible for a long-term incentive award in 2011; (v) expands the circumstances under which benefits are payable to Mr. Roth in the event of certain categories of termination or resignation of employment, including upon a change of control, increasing the amount of certain benefits; (vi) does not include gross-up payments in conjunction with any change of control payments; and (vii) enhances certain covenants and representations and warranties of Mr. Roth under the agreement, including incorporating a non-competition provision.

In March 2010, Messrs. Rojas and Shade and Mmes. Delgado and Sawall entered into amended agreements primarily to make the severance terms, other than the amounts, consistent among the named executive officers. Additionally, Mr. Shade’s amended agreement established an annual incentive opportunity of $150,000.

The amended and restated senior management agreements are described in further detail under the caption “Employment and Severance Agreements.”

Change of Control / Severance Agreements

The Compensation Committee periodically reviews typical industry practices concerning severance and change of control agreements compared to Huron’s severance and change of control agreements. Huron has entered into agreements with each of the named executive officers that provide for benefits upon termination of employment under certain circumstances, including in connection with a change of control of the Company. Huron provides these benefits as a means of remaining competitive, retaining executive officers, focusing executive officers on shareholder interests when considering strategic alternatives, and providing income protection in the event of involuntary loss of employment. In general, these arrangements provide for severance benefits upon Huron’s termination of the executive’s employment without cause or resignation by the executive for good reason (constructive termination). In the event of a change of control of Huron, and if the executive’s employment is terminated without cause or for good reason (constructive termination), the executive will receive enhanced severance benefits. Huron provides enhanced severance benefits with a so-called “double trigger” because the Company believes that the executive officers would be materially harmed in a change of control only if it results in reduced responsibilities or compensation or loss of employment for the executive. In 2010, Huron eliminated the gross-up provisions for excise payments for the CEO in the event of a change of control.

Please refer to the discussion under “Employment and Severance Agreements” below for a more detailed discussion of the severance and change of control arrangements with the named executive officers.

Stock Ownership Guidelines and Holding Requirements

In 2010, the Compensation Committee adopted stock ownership guidelines for its named executive officers and directors. These guidelines are consistent with peer practices and designed to promote alignment with the interests of stockholders and Huron’s commitment to sound corporate governance.

Position	Stock Ownership Guidelines
CEO	the lesser of 3x salary or 120,000 shares
COO / CFO	the lesser of 2x salary or 50,000 shares
Other Executive Officers	the lesser of 1x salary or 20,000 shares
Non-employee Directors	3x annual retainer

Until the relevant stock ownership target is achieved, executive officers are required to retain 60% of the net after tax proceeds from the exercise of stock options or vesting of restricted stock. Messrs. Roth and Shade, Mmes. Delgado and Sawall, and all of our non-employee directors have met the stock ownership guidelines. Mr. Rojas is required to retain 60% of the net after tax proceeds from the vesting of restricted stock until he satisfies the ownership requirements.

Tax Considerations

Section 162(m).    Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of compensation in excess of $1 million to the CEO or any of the next three most highly paid executive officers of a publicly held corporation (other than the CFO). Huron may deduct compensation exceeding $1 million for federal income tax purposes if the compensation is paid pursuant to a performance-based, nondiscretionary plan that is approved by stockholders. The Compensation Committee will exercise its discretion in determining whether to conform compensation plans payable to the executive officers to the deductibility requirements of Section 162(m). The Compensation Committee expects that the future cash-based and performance-based equity incentives will be eligible for deduction pursuant to Section 162(m) of the Code upon the implementation of plan changes in 2011.

Section 280G.    Section 280G of the Code disallows a company’s tax deduction for certain payments in connection with a change of control, defined as “excess parachute payments”, and Section 4999 of the Code imposes a 20% excise tax on certain persons who receive excess parachute payments. The Compensation Committee amended senior management agreements in 2010 to ensure that severance payments would not be classified as “excess parachute payments.”

Under the terms of senior management agreements, if any amount, right or benefit paid or payable to the executive under the agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to the executive under the agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)
James H. Roth	2010	800,000	264,000	1,433,590	1,108,000	27,437	3,633,027
Principal Executive Officer (4)	2009	770,833	493,750	1,000,021	—	42,368	2,306,972

James K. Rojas	2010	460,000	110,400	395,981	—	22,885	989,266
Vice President, Principal Financial Officer and Treasurer (5)	2009	241,667	652,500	2,010,400	—	730	2,905,297

David M. Shade	2010	750,000	45,000	435,588	—	34,921	1,265,509
President and Principal Operating Officer (6)	2009	750,000	—	2,855,000	—	34,480	3,639,480

Mary M. Sawall	2010	375,000	84,375	447,991	—	23,263	930,629
Vice President, Human Resources	2009	325,000	243,750	425,014	—	16,470	1,010,234
	2008	325,000	—	664,200	—	15,570	1,004,770

Natalia Delgado	2010	375,000	84,375	447,991	—	25,242	932,608
Vice President, General Counsel and Corporate Secretary	2009	325,000	243,750	299,988	—	29,302	898,040
	2008	325,000	—	332,100	—	27,377	684,477

(1)	This column represents the aggregate grant date fair value of shares granted in each of the respective years, based on the date of the action of the Compensation Committee or, in the case of Mr. Rojas’s 2009 grant, based on his date of hire. In 2010, all of the executives received performance-vested restricted stock. In addition, Mr. Roth and Mmes. Sawall and Delgado each received time-vested restricted stock. The amounts related to performance shares represent 39.6% of the target amount that could have been earned. For further details on the number of shares, please refer to the table under the caption “2010 Grants of Plan-Based Awards” below. For further details on the performance share plan, please refer to the Long-Term Incentive Compensation section within the Compensation Elements section of the CD&A.

(2)	This column represents the aggregate grant date fair value of options granted to Mr. Roth in 2010. Mr. Roth received a grant of options in 2010 that have performance and/or time vesting. The grant is described more fully in note 2 of the “2010 Grants of Plan-Based Awards” table.

(3)	All Other Compensation for 2010 is detailed in the table below.

(4)	Mr. Roth became CEO on July 30, 2009. Prior to that date, he served as Vice President of Huron’s Health and Education Consulting practice. Mr. Roth’s salary was $750,000 annually from January 1, 2009 through July 29, 2009. On January 11, 2010, his salary was increased to $800,000, retroactive to July 30, 2009, to reflect his new responsibilities.

(5)	Mr. Rojas was re-hired on June 15, 2009 as a managing director at a salary of $400,000. He was appointed CFO on July 30, 2009, and on January 11, 2010 his salary was increased to $460,000 retroactive to July 30, 2009, to reflect his new responsibilities. Mr. Rojas’s bonus amount in 2009 includes a sign-on bonus of $500,000 and an annual incentive of $152,500.

(6)	Mr. Shade was appointed President and COO on May 6, 2009; prior to that, he was the Vice President of Huron’s Healthcare practice.

All Other Compensation

Name	Executive Long-Term Disability ($)(1)	Executive $1M Term Life Insurance ($)(2)	Company Provided 401(k) Match ($)(3)	Executive Physical ($)(4)	Total All Other Compensation ($)
James H. Roth	6,777	1,967	14,700	3,993	27,437
James K. Rojas	3,144	1,461	14,700	3,580	22,885
David M. Shade	4,637	10,790	14,700	4,794	34,921
Mary M. Sawall	2,853	1,770	14,700	3,940	23,263
Natalia Delgado	8,214	2,328	14,700	—	25,242

(1)	Executive Long-Term Disability is provided to all Managing Directors.

(2)	Executive Term Life Insurance is provided to all Managing Directors.

(3)	Huron provides a Company 401(k) match to all participating employees.

(4)	Huron pays for an executive physical for executive officers. Huron provides no other executive perquisites.

2010 Grants of Plan-Based Awards

The following table summarizes the grants of equity awards during 2010 to each named executive officer. No non-equity incentive plan awards were made.

			Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Date of Board or Compensation Committee Action	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: No. of Shares of Stock or Units	All Other Option Awards: No. of Shares of Stock Underlying Options	Full Grant Date Fair Value of Each Award ($) (1)(2)(3)
James H. Roth	1/11/2010	1/11/2010	—	—	—	33,770	—	800,011
	2/18/2010	2/18/2010	16,765	67,058	83,823	—	—	1,600,003
	5/3/2010	5/3/2010	—	—	—	—	100,000	1,108,000

James K. Rojas	2/18/2010	2/18/2010	10,478	41,911	52,389	—	—	999,996

David M. Shade	2/18/2010	2/18/2010	11,526	46,102	57,628	—	—	1,099,993

Mary M. Sawall	1/11/2010	1/11/2010	—	—	—	10,553	—	250,000
	2/18/2010	2/18/2010	5,239	20,956	26,195	—	—	500,010

Natalia Delgado	1/11/2010	1/11/2010	—	—	—	10,553	—	250,000
	2/18/2010	2/18/2010	5,239	20,956	26,195	—	—	500,010

(1)	The full grant date fair value of each February 18, 2010 award is based on the closing price of Huron stock of $23.86 on February 17, 2010, the last trading day prior to Compensation Committee action. The February 18, 2010 grants are performance-based restricted stock units (PSUs) which were earned on the achievement of specific financial goals described below. One-third of the earned PSUs vest upon completion of the performance period, which ended December 31, 2010, and the remaining two-thirds vest on December 31, 2012 if the individual is still employed by Huron on that date.

The Target award column represents the base number of shares that could be earned; the Threshold amount represents the minimum number of shares (25%); and the Maximum column represents the maximum number of shares (125%) that each executive officer could earn. Based on the achievement of specific financial goals, the Compensation Committee determined that 39.6% of the shares were earned. The following table shows the actual number of shares earned following the end of the performance period and which were allocated on February 22, 2011, the date at which the actual performance results were determined, for each officer:

Name	Performance Share Units Earned	Performance Share Units Vested
James H. Roth	26,554	8,851
James K. Rojas	16,596	5,532
David M. Shade	18,256	6,085
Mary M. Sawall	8,298	2,766
Natalia Delgado	8,298	2,766

(2)	The full grant date fair value of each January 11, 2010 award is based on the closing price of Huron stock of $23.69 on January 10, 2010, the last trading day prior to Compensation Committee action, and is subject to a four-year, straight-line vesting schedule, with 25% vesting annually.

(3)	The May 3, 2010 option grant for James H. Roth is subject to 50% vesting on the third anniversary of the grant date provided he remains employed, and 50% also on the third anniversary of grant date, provided that, as of any date during the three-year period beginning on the date of grant and ending on the vesting date, the 60 business day average stock price exceeds one hundred and twenty-five percent (125%) of the exercise price. The grant date fair value of $11.42 for the 50,000 options with service-vesting was determined using the Black-Scholes valuation method. The grant date fair value of $10.74 for the 50,000 options with market vesting was determined using the Monte Carlo valuation method.

Employment and Severance Agreements

The Company currently has employment agreements with each of its named executive officers.

Roth senior management agreement

On January 12, 2010, the Company entered into an Amended and Restated Senior Management Agreement, effective as of July 30, 2009 (the “Roth Agreement”), with James H. Roth, CEO of the Company. Set forth below is a brief description of the material terms of the Roth Agreement.

Term of Agreement. The Roth Agreement covers a term beginning on July 30, 2009, and continuing for three years from that date. Following the expiration of that initial three-year term, the Roth Agreement will be automatically renewed every 12 months, unless Mr. Roth or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The Roth Agreement may be terminated earlier by Mr. Roth or the Company pursuant to its terms.

Base Salary. The Roth Agreement provides for an annual base salary of $800,000.

Annual Target Bonus. Each calendar year Mr. Roth will be eligible for an annual target bonus in an amount determined by the Compensation Committee based on performance and the Company’s compensation policies, which target bonus will not be less than 110% of Mr. Roth’s base salary. The actual amount of such annual bonus to be paid to Mr. Roth will be based on performance (the targets for which will be established within the first 90 days of the year to which such target bonus relates).

Long-term Incentives. In 2011, Mr. Roth will be eligible for a long-term incentive award with an aggregate value of not less than 130% and up to 150% of his base salary at the sole discretion of the Compensation Committee. Such award may be cash- or equity-based and may be subject to both time- and performance-based criteria, all at the discretion of the Compensation Committee.

Equity Awards. Mr. Roth will generally be eligible to participate in the Company’s equity plans, with the amount and terms of any equity awards being in the sole discretion of the Compensation Committee and based on performance and the Company’s compensation policies.

Other Benefits. Mr. Roth will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly-situated key management employees.

Post-Termination Payments. If Mr. Roth’s employment is terminated by the Company without Cause, or he resigns for Good Reason, Mr. Roth will be entitled to: (i) severance pay in an amount equal to the sum of his annual base salary and then-prevailing target bonus (“Severance Pay”), (ii) continuation of medical, dental, and vision benefits for 12 months upon the same terms as exist from time to time for active similarly-situated executives of the Company, (iii) a cash payment equal to the annual bonus he would have earned for the year of termination or resignation based on performance, prorated based upon the number of days employed in the year of termination or resignation, and (iv) pro rata vesting of any outstanding equity awards granted to Mr. Roth prior to 2010. In addition, Mr. Roth’s equity award agreements subsequent to December 31, 2009 provide for pro rata vesting of unvested restricted shares and service-based option awards and pro rata vesting of performance shares based on actual performance. The receipt of such benefits is conditioned upon Mr. Roth’s compliance with the covenants, representations and warranties contained in the Roth Agreement, as well as the execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.

“Good Reason” is defined in the Roth Agreement to mean a resignation following: (i) a change in Mr. Roth’s primary location of employment to a location that is more than seventy-five (75) miles from Chicago, Illinois, (ii) a material breach of the Roth Agreement by the Company, (iii) a material reduction in his base salary or target cash compensation for a year, (iv) a material diminishment of his position, title, duties or responsibilities, or (v) the execution of a binding agreement committing the Company to a change of Control (as defined in the Roth Agreement) without also committing legally and announcing publicly that Mr. Roth shall become the Chief Executive Officer of the surviving Company. The Roth Agreement provides the Company the right to cure prior to a resignation for Good Reason.

Change of Control. If (i) Mr. Roth’s employment is terminated by the Company without Cause or if he resigns for a CoC Good Reason within two years following a Change of Control or (ii) Mr. Roth reasonably demonstrates that his termination by the Company (or an event which, had it occurred after a Change of Control, would have constituted a CoC Good Reason) prior to a Change of Control was attributable to, or intended to facilitate, a Change of Control or was at the request of a third party acting to effect a Change of Control, and a Change of Control actually occurs within 12 months of such termination or resignation (each of (i) and (ii), a “Qualifying Termination”), then Mr. Roth will be entitled to: (a) cash equal to his target bonus for the year of termination or resignation, prorated based on the number of days employed in the year of termination or resignation, (b) cash equal to two times the sum of his annual base salary and target bonus for the year of termination or resignation, and (c) continuation of medical, dental and vision benefits for two years following the date of such termination or resignation upon the same terms as exist for him immediately prior to the termination or resignation date. In addition, in the case of a Qualifying Termination that occurs prior to a Change of Control, Mr. Roth will be provided with a cash payment equal to the difference between (i) the amount of the premium paid by him for continuation of medical benefits under COBRA between the Qualifying Termination and the date of the Change of Control and (ii) the amount of the premium that Mr. Roth would have paid for medical coverage during such period had his coverage been continued during such period upon the same terms as existed for him immediately prior to the termination or resignation date. All of Mr. Roth’s outstanding restricted stock and performance share grants that were awarded at or prior to the time of the Change of Control will fully vest upon the occurrence of a Qualifying Termination. Mr. Roth’s service-based unvested option award will vest only if the acquirer does not assume the option upon a Qualifying Termination. The option award with a performance requirement will only vest if as of the change of control date the performance requirement is met and the acquirer does not assume the option upon a Qualifying Termination. The receipt of the benefits described in this paragraph is conditioned on Mr. Roth’s compliance with covenants, warranties and representations in the Roth Agreement and his execution and acceptance of the terms of a general release of the Company. The payments in clauses (a) and (b) of this paragraph shall be in lieu of any Severance Pay and any other plan or agreement providing for severance payments or benefits. Further, Mr. Roth will not be entitled to payments and benefits under both the Change of Control provisions of the Roth Agreement and the provisions of the Roth Agreement governing compensation after termination unrelated to a Change of Control.

“CoC Good Reason” is defined in the Roth Agreement to mean certain adverse changes in anticipation of, or within two years following, a Change of Control including: (a) any material breach of the Roth Agreement by the Company, (b) any material adverse change in Mr. Roth’s status, responsibilities or position with the Company, (c) any material reduction in his base salary or Target Bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly-situated executives of the Company and any direct or indirect parent of the Company, (d) assignment of duties to Mr. Roth that are materially inconsistent with his position and responsibilities described in the Roth Agreement, including, specifically, assignment of a position other than as Chief Executive Officer of the surviving Company, or (e) requiring Mr. Roth to be principally based at any office or location that is greater than seventy-five (75) miles from Chicago, Illinois.

The Roth Agreement further provides that, if any amount, right or benefit paid or payable to Mr. Roth under the Roth Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to Mr. Roth under the Roth Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

Rojas senior management agreement

On March 2, 2010, the Company entered into an Amended and Restated Senior Management Agreement, effective as of October 1, 2009, with James K. Rojas, CFO of the Company (the “Rojas Agreement”). Set forth below is a brief description of the material terms of the Rojas Agreement.

Term of Agreement. The Rojas Agreement covers a one-year term. Following the expiration of that initial one-year term, the Rojas Agreement automatically renews every 12 months, unless Mr. Rojas or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The Rojas Agreement may be terminated earlier by Mr. Rojas or the Company pursuant to its terms.

Base Salary. The Rojas Agreement entitles Mr. Rojas to an annual base salary. The amount of such base salary is not specified in the Rojas Agreement. The CEO of the Company will review Mr. Rojas’s compensation annually, based on Mr. Rojas’s performance and the Company’s other compensation policies. Mr. Rojas’s base salary may not be reduced without his consent unless such reduction is part of a comparable overall reduction for members of senior management of the Company.

Annual Bonus. Each calendar year Mr. Rojas will be eligible for an annual bonus in an amount determined by the Compensation Committee based on the Company’s and Mr. Rojas’s performance and the Company’s compensation policies.

Equity Awards. Mr. Rojas will generally be eligible to participate in the Company’s equity plans, with the amount and terms of any equity awards being in the sole discretion of the Compensation Committee based on the Company’s and Mr. Rojas’s performance and the Company’s compensation policies.

Other Benefits. Mr. Rojas will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly-situated key management employees.

Post-Termination Payments. If Mr. Rojas’s employment is terminated by the Company without Cause or he resigns for Good Reason, in either case, Mr. Rojas will be entitled to: (i) severance pay in an amount equal to six months base salary (“Severance Pay”), (ii) pro rata vesting of any outstanding equity awards granted to Mr. Rojas prior to 2010 and (iii) continuation of medical benefits for six months upon the same terms as exist from time to time for active similarly-situated executives of the Company. In addition, Mr. Rojas’s equity award agreements subsequent to December 31, 2009 provide for pro rata vesting of unvested restricted shares and pro rata vesting of performance shares based on actual performance. The receipt of such benefits is conditioned upon Mr. Rojas’s compliance with the covenants, representations, warranties and agreements contained in the Rojas Agreement, as well as the execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.

“Good Reason” is defined in the Rojas Agreement to mean a resignation, not in connection with a Change of Control, following a change in Mr. Rojas’s primary location of employment to a location that is more than 75 miles from Chicago, Illinois.

Change of Control. If (i) Mr. Rojas’s employment is terminated by the Company without Cause or if he resigns for a CoC Good Reason, in either case, within two years following a Change of Control or (ii) Mr. Rojas reasonably demonstrates that his termination by the Company (or an event which, had it occurred after a Change of Control, would have constituted a CoC Good Reason) prior to a Change of Control was attributable to, or intended to facilitate, a Change of Control or was at the request of a third party acting to effect a Change of Control, and a Change of Control actually occurs within 12 months of such termination or resignation (each of (i) and (ii), a “Qualifying Termination”), then Mr. Rojas will be entitled to: (a) cash equal to the target amount of his annual bonus (the “Target Bonus”) for the year of termination or resignation, prorated based on the number of days employed in the year of termination or resignation, (b) cash equal to two times the sum of his annual base salary and Target Bonus, if any, for the year of termination or resignation and (c) continuation of medical benefits for two years following the date of such termination or resignation upon the same terms as exist for him immediately prior to the termination or resignation date. In addition, in the case of a Qualifying Termination that occurs prior to a Change of Control, Mr. Rojas will be provided with a cash payment equal to the difference between (i) the amount of the premium paid by him for continuation of medical benefits under COBRA between the date of the Qualifying Termination and the date of the Change of Control and (ii) the amount of the premium that Mr. Rojas would have paid for medical coverage during such period had his coverage been continued during such period upon the same terms as existed for him immediately prior to the termination or resignation date. All of Mr. Rojas’s outstanding equity grants that were awarded at or prior to the time of the Change of Control will fully vest upon the occurrence of a Qualifying Termination. The receipt of the benefits described in this paragraph is conditioned on Mr. Rojas’s compliance with covenants, warranties, representations and agreements in the Rojas Agreement, as well as his execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.

“CoC Good Reason” is defined in the Rojas Agreement to mean certain adverse changes in anticipation of, or within two years following, a Change of Control including: (a) any material breach of the Rojas Agreement by the Company, (b) any material adverse change in Mr. Rojas’s status, responsibilities or position with the Company, (c) any material reduction in his base salary or Target Bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly-situated executives of the Company and any direct or indirect parent of the Company, (d) assignment of duties to Mr. Rojas that are materially inconsistent with his position and the responsibilities described in the Rojas Agreement or (e) requiring Mr. Rojas to be principally based at any location that is greater than 75 miles from Chicago, Illinois.

The Rojas Agreement further provides that if any amount, right or benefit paid or payable to Mr. Rojas under the Rojas Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to Mr. Rojas under the Rojas Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

Shade senior management agreement

On March 2, 2010, the Company entered into an Amended and Restated Senior Management Agreement, effective as of January 1, 2010, with David M. Shade, President and COO of the Company (the “Shade Agreement”). Set forth below is a brief description of the material terms of the Shade Agreement.

Term of Agreement. The Shade Agreement covers a one-year term. Following the expiration of that initial one-year term, the Shade Agreement will be automatically renewed every 12 months, unless Mr. Shade or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The Shade Agreement may be terminated earlier by Mr. Shade or the Company pursuant to its terms.

Base Salary. The Shade Agreement provides for an annual base salary of $750,000. The CEO of the Company will review Mr. Shade’s compensation annually, based on Mr. Shade’s performance and the Company’s other compensation policies. Mr. Shade’s base salary may not be reduced without his consent unless such reduction is part of a comparable overall reduction for members of senior management of the Company or if Mr. Shade is no longer the President and COO.

Annual Bonus. Each calendar year Mr. Shade will be eligible for an annual bonus in an amount determined by the Compensation Committee based on the Company’s and Mr. Shade’s performance and the Company’s compensation policies. During the initial one-year term of the Shade Agreement, which began on January 1, 2010, Mr. Shade’s target annual bonus (“Target Bonus”) was $150,000.

Equity Awards. Mr. Shade will generally be eligible to participate in the Company’s equity plans, with the amount and terms of any equity awards being in the sole discretion of the Compensation Committee based on the Company’s and Mr. Shade’s performance and the Company’s compensation policies.

Other Benefits. Mr. Shade will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly-situated key management employees.

Post-Termination Payments. If Mr. Shade’s employment is terminated by the Company without Cause or he resigns for Good Reason, in either case, Mr. Shade will be entitled to: (i) severance pay in an amount equal to six months base salary (“Severance Pay”), (ii) pro rata vesting of any outstanding equity awards granted to Mr. Shade prior to 2010 and (iii) continuation of medical benefits for six months upon the same terms as exist from time to time for active similarly-situated executives of the Company. In addition, Mr. Shade’s equity award agreements subsequent to December 31, 2009 provide for pro rata vesting of unvested restricted shares and pro rata vesting of performance shares based on actual performance. The receipt of such benefits is conditioned upon Mr. Shade’s compliance with the covenants, representations, warranties and agreements contained in the Shade Agreement, as well as the execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.

“Good Reason” is defined in the Shade Agreement to mean a resignation, not in connection with a Change of Control, following: (a) a change in Mr. Shade’s primary location of employment to a location that is more than 75 miles from Chicago, Illinois, (b) a breach of the Stock Purchase Agreement between Wellspring Partners, its stockholders and Huron Consulting Group Holdings LLC, dated as of December 29, 2006, (c) failure by the Company to comply with the material terms of the Shade Agreement or (d) the material reduction of Mr. Shade’s base salary or benefits coverage.

Change of Control. If (i) Mr. Shade’s employment is terminated by the Company without Cause or if he resigns for a CoC Good Reason, in either case, within two years following a Change of Control or (ii) Mr. Shade reasonably demonstrates that his termination by the Company (or an event which, had it occurred after a Change of Control, would have constituted a CoC Good Reason) prior to a Change of Control was attributable to, or intended to facilitate, a Change of Control or was at the request of a third party acting to effect a Change of Control, and a Change of Control actually occurs within 12 months of such termination or resignation (each of (i) and (ii), a “Qualifying Termination”), then Mr. Shade will be entitled to: (a) cash equal to his Target Bonus, if any, for the year of termination or resignation, prorated based on the number of days employed in the year of termination or resignation, (b) cash equal to two times the sum of his annual base salary and Target Bonus for the year of termination or resignation and (c) continuation of medical benefits for two years following the date of such termination or resignation upon the same terms as exist for him immediately prior to the termination or resignation date. In addition, in the case of a Qualifying Termination that occurs prior to a Change of Control, Mr. Shade will be provided with a cash payment equal to the difference between (i) the amount of the premium paid by him for continuation of medical benefits under COBRA between the date of the Qualifying Termination and the date of the Change of Control and (ii) the amount of the premium that Mr. Shade would have paid for medical coverage during such period had his coverage been continued during such period upon the same terms as existed for him immediately prior to the termination or resignation date. All of Mr. Shade’s outstanding equity grants that were awarded at or prior to the time of the Change of Control will fully vest upon the occurrence of a Qualifying Termination. The receipt of the benefits described in this paragraph is conditioned on Mr. Shade’s compliance with covenants, warranties, representations and agreements in the Shade Agreement, as well as his execution and acceptance of the terms of a general release in the standard form used by the Company.

“CoC Good Reason” is defined in the Shade Agreement to mean certain adverse changes in anticipation of, or within two years following, a Change of Control including: (a) any material breach of the Shade Agreement by the Company, (b) any material adverse change in Mr. Shade’s status, responsibilities or position with the Company, (c) any material reduction in his base salary or Target Bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly-situated executives of the Company and any direct or indirect parent of the Company, (d) assignment of duties to Mr. Shade that are materially inconsistent with his position and the responsibilities described in the Shade Agreement or (e) requiring Mr. Shade to be principally based at any location that is greater than 75 miles from Chicago, Illinois.

The Shade Agreement further provides that if any amount, right or benefit paid or payable to Mr. Shade under the Shade Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to Mr. Shade under the Shade Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

Sawall senior management agreement

On March 2, 2010, the Company entered into an Amended and Restated Senior Management Agreement, effective as of January 1, 2010, with Mary M. Sawall, Vice President, Human Resources of the Company (the “Sawall Agreement”). Set forth below is a brief description of the material terms of the Sawall Agreement.

Term of Agreement. The Sawall Agreement covers a one-year term. Following the expiration of that initial one-year term, the Sawall Agreement will be automatically renewed every 12 months, unless Ms. Sawall or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The Sawall Agreement may be terminated earlier by Ms. Sawall or the Company pursuant to its terms.

Base Salary. The Sawall Agreement entitles Ms. Sawall to an annual base salary. The amount of such base salary is not specified in the Sawall Agreement. The CEO of the Company will review Ms. Sawall’s compensation annually, based on her performance and the Company’s other compensation policies. Ms. Sawall’s base salary may not be reduced without her consent unless such reduction is part of a comparable overall reduction for members of senior management of the Company.

Annual Bonus. Each calendar year Ms. Sawall will be eligible for an annual bonus in an amount determined by the Compensation Committee based on the Company’s and Ms. Sawall’s performance and the Company’s compensation policies.

Equity Awards. Ms. Sawall will generally be eligible to participate in the Company’s equity plans, with the amount and terms of any equity awards being in the sole discretion of the Compensation Committee based on the Company’s and Ms. Sawall’s performance and the Company’s compensation policies.

Other Benefits. Ms. Sawall will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly-situated key management employees.

Post-Termination Payments. If Ms. Sawall’s employment is terminated by the Company without Cause or she resigns for Good Reason, in either case, Ms. Sawall will be entitled to: (i) severance pay in an amount equal to six months base salary (“Severance Pay”), (ii) pro rata vesting of any outstanding equity awards granted to Ms. Sawall prior to 2010 and (iii) continuation of medical benefits for six months upon the same terms as exist from time to time for active similarly-situated executives of the Company. In addition, Ms. Sawall’s equity award agreements subsequent to December 31, 2009 provide for pro rata vesting of unvested restricted shares and pro rata vesting of performance shares based on actual performance. The receipt of such benefits is conditioned upon Ms. Sawall’s compliance with the covenants, representations, warranties and agreements contained in the Sawall Agreement, as well as the execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.

“Good Reason” is defined in the Sawall Agreement to mean a resignation, not in connection with a Change of Control (as defined in the Sawall Agreement), following a change in Ms. Sawall’s primary location of employment to a location that is more than 75 miles from Chicago, Illinois.

Change of Control. If (i) Ms. Sawall’s employment is terminated by the Company without Cause or if she resigns for a CoC Good Reason (as defined in the Sawall Agreement and summarized below), in either case, within two years following a Change of Control or (ii) Ms. Sawall reasonably demonstrates that her termination by the Company (or an event which, had it occurred after a Change of Control, would have constituted a CoC Good Reason) prior to a Change of Control was attributable to, or intended to facilitate, a Change of Control or was at the request of a third party acting to effect a Change of Control, and a Change of Control actually occurs within 12 months of such termination or resignation (each of (i) and (ii), a “Qualifying Termination”), then Ms. Sawall will be entitled to: (a) cash equal to the target amount of her annual bonus (the “Target Bonus”) for the year of termination or resignation, prorated based on the number of days employed in the year of termination or resignation, (b) cash equal to the sum of her annual base salary and Target Bonus, if any, for the year of termination or resignation and (c) continuation of medical benefits for one year following the date of such termination or resignation upon the same terms as exist for her immediately prior to the termination or resignation date. In addition, in the case of a Qualifying Termination that occurs prior to a Change of Control, Ms. Sawall will be provided with a cash payment equal to the difference between (i) the amount of the premium paid by her for continuation of medical benefits under COBRA between the date of the Qualifying Termination and the date of the Change of Control and (ii) the amount of the premium that Ms. Sawall would have paid for medical coverage during such period had her coverage been continued during such period upon the same terms as existed for her immediately prior to the termination or resignation date. All of Ms. Sawall’s outstanding equity grants that were awarded at or prior to the time of the Change of Control will fully vest upon the occurrence of a Qualifying Termination. The receipt of the benefits described in this paragraph is conditioned on Ms. Sawall’s compliance with covenants, warranties, representations and agreements in the Sawall Agreement, as well as the execution and acceptance of the terms of a general release in the standard form used by the Company.

“CoC Good Reason” is defined in the Sawall Agreement to mean certain adverse changes in anticipation of, or within two years following, a Change of Control including: (a) any material breach of the Sawall Agreement by the Company, (b) any material adverse change in Ms. Sawall’s status, responsibilities or position with the

Company, (c) any material reduction in her base salary or Target Bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly-situated executives of the Company and any direct or indirect parent of the Company, (d) assignment of duties to Ms. Sawall that are materially inconsistent with her position and the responsibilities described in the Sawall Agreement or (e) requiring Ms. Sawall to be principally based at any location that is greater than 75 miles from Chicago, Illinois.

The Sawall Agreement further provides that if any amount, right or benefit paid or payable to Ms. Sawall under the Sawall Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to Ms. Sawall under the Sawall Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

Delgado senior management agreement

On March 2, 2010, the Company entered into an Amended and Restated Senior Management Agreement, effective as of January 1, 2010, with Natalia Delgado, Vice President, General Counsel and Corporate Secretary of the Company (the “Delgado Agreement”). Set forth below is a brief description of the material terms of the Delgado Agreement.

Term of Agreement. The Delgado Agreement covers a term beginning on January 1, 2010, and continuing for one year from that date. Following the expiration of that initial one-year term, the Delgado Agreement will be automatically renewed every 12 months, unless Ms. Delgado or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The Delgado Agreement may be terminated earlier by Ms. Delgado or the Company pursuant to its terms.

Base Salary. The Delgado Agreement entitles Ms. Delgado to an annual base salary. The amount of such base salary is not specified in the Delgado Agreement. The CEO of the Company will review Ms. Delgado’s compensation annually, based on her performance and the Company’s other compensation policies. Ms. Delgado’s base salary may not be reduced without her consent unless such reduction is part of a comparable overall reduction for members of senior management of the Company.

Annual Bonus. Each calendar year Ms. Delgado will be eligible for an annual bonus in an amount determined by the Compensation Committee based on the Company’s and Ms. Delgado’s performance and the Company’s compensation policies.

Equity Awards. Ms. Delgado will generally be eligible to participate in the Company’s equity plans, with the amount and terms of any equity awards being in the sole discretion of the Compensation Committee based on the Company’s and Ms. Delgado’s performance and the Company’s compensation policies.

Other Benefits. Ms. Delgado will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly-situated key management employees.

Post-Termination Payments. If Ms. Delgado’s employment is terminated by the Company without Cause or she resigns for Good Reason, in either case, Ms. Delgado will be entitled to: (i) severance pay in an amount equal to six months base salary (“Severance Pay”), (ii) pro rata vesting of any outstanding equity awards granted to Ms. Delgado prior to 2010 and (iii) continuation of medical benefits for six months upon the same terms as exist from time to time for active similarly-situated executives of the Company. In addition, Ms. Delgado’s equity award agreements subsequent to December 31, 2009 provide for pro rata vesting of unvested restricted shares and pro rata vesting of performance shares based on actual performance. The receipt of such benefits is conditioned upon Ms. Delgado’s compliance with the covenants, representations, warranties and agreements contained in the Delgado Agreement, as well as the execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.

“Good Reason” is defined in the Delgado Agreement to mean a resignation, not in connection with a Change of Control (as defined in the Delgado Agreement), following a change in Ms. Delgado’s primary location of employment to a location that is more than 75 miles from New York, New York.

Change of Control. If (i) Ms. Delgado’s employment is terminated by the Company without Cause or if she resigns for a CoC Good Reason (as defined in the Delgado Agreement and summarized below), in either case, within two years following a Change of Control or (ii) Ms. Delgado reasonably demonstrates that her termination by the Company (or an event which, had it occurred after a Change of Control, would have constituted a CoC Good Reason) prior to a Change of Control was attributable to, or intended to facilitate, a Change of Control or was at the request of a third party acting to effect a Change of Control, and a Change of Control actually occurs within 12 months of such termination or resignation (each of (i) and (ii), a “Qualifying Termination”), then Ms. Delgado will be entitled to: (a) cash equal to the target amount of her annual bonus (the “Target Bonus”) for the year of termination or resignation, prorated based on the number of days employed in the year of termination or resignation, (b) cash equal to the sum of her annual base salary and Target Bonus, if any, for the year of termination or resignation and (c) continuation of medical benefits for one year following the date of such termination or resignation upon the same terms as exist for her immediately prior to the termination or resignation date. In addition, in the case of a Qualifying Termination that occurs prior to a Change of Control, Ms. Delgado will be provided with a cash payment equal to the difference between (i) the amount of the premium paid by her for continuation of medical benefits under COBRA between the date of the Qualifying Termination and the date of the Change of Control and (ii) the amount of the premium that Ms. Delgado would have paid for medical coverage during such period had her coverage been continued during such period upon the same terms as existed for her immediately prior to the termination or resignation date. All of Ms. Delgado’s outstanding equity grants that were awarded at or prior to the time of the Change of Control will fully vest upon the occurrence of a Qualifying Termination. The receipt of the benefits described in this paragraph is conditioned on Ms. Delgado’s compliance with covenants, warranties, representations and agreements in the Delgado Agreement, as well as the execution and acceptance of the terms of a general release in the standard form used by the Company.

“CoC Good Reason” is defined in the Delgado Agreement to mean certain adverse changes in anticipation of, or within two years following, a Change of Control including: (a) any material breach of the Delgado Agreement by the Company, (b) any material adverse change in Ms. Delgado’s status, responsibilities or position with the Company, (c) any material reduction in her base salary or Target Bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly-situated executives of the Company and any direct or indirect parent of the Company, (d) assignment of duties to Ms. Delgado that are materially inconsistent with her position and the responsibilities described in the Delgado Agreement or (e) requiring Ms. Delgado to be principally based at any location that is greater than 75 miles from New York, New York.

The Delgado Agreement further provides that if any amount, right or benefit paid or payable to Ms. Delgado under the Delgado Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to Ms. Delgado under the Delgado Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2010 for each named executive officer. Market value is based on the closing price of Huron stock of $26.45 on December 31, 2010.

	Option Awards			Stock Awards
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)	Option Exercise Price ($)	Option Expiration Date	Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares That Have Not Vested ($)
James H. Roth	100,000	23.43	5/3/2020	83,174	2,199,952
James K. Rojas	—	—	—	41,064	1,086,142
David M. Shade	—	—	—	49,671	1,313,797
Mary M. Sawall	—	—	—	31,614	836,190
Natalia Delgado	—	—	—	25,870	684,261

(1)	See “2010 Grants of Plan-Based Awards” for a description of Mr. Roth’s option grant.

(2)	Includes unvested restricted stock that vests over four years, 25% annually as of December 31, 2010 and performance-based restricted stock units (PSUs) that are unvested and only subject to the remainder of the service period as described under the “2010 Grants of Plan-Based Awards” table as of February 22, 2011.

2010 Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises and restricted stock vesting during 2010 for each named executive officer.

Name	Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
James H. Roth	29,918	732,513
James K. Rojas	15,532	353,476
David M. Shade	18,585	463,308
Mary M. Sawall	15,026	353,991
Natalia Delgado	10,611	254,782

(1)	Includes restricted stock that vested in 2010 and performance-based restricted stock units (PSUs) that were allocated on February 22, 2011, the date at which the actual performance results were determined.

(2)	The value realized on vesting equals the market value of Huron stock measured as the closing price of the stock on the vesting date multiplied by the number of shares received on vesting or, if the markets are not open on the date of vesting, the value realized equals the market value of Huron stock measured as the closing price of the stock on the first business day after the vesting date multiplied by the number of shares received on vesting.

2010 Nonqualified Deferred Compensation

None of the named executive officers participated in the DCP in 2010. The Company maintains the DCP, which became effective July 1, 2006. The DCP permits managing directors and executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of generally available investment vehicles. Earnings are credited based on earnings of the investment options selected by the participant. Huron does not match any amounts deferred or otherwise contribute to the DCP except to make restoration payments to the accounts of participants who forego 401(k) match as a result of participation in the DCP. Deferral elections for base salary and any guaranteed bonus must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. Deferral elections for the annual cash incentive must be made 12 months prior to the end of the applicable performance period. Independent directors may also defer up to 100% of their retainer and meeting fees into the DCP.

Payments from the plan automatically begin upon termination of employment or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

Potential Payments upon Termination or Change of Control

The following table and summary set forth potential payments we would be required to make to our named executive officers upon termination of employment or change of control. The table assumes termination of employment on December 31, 2010 and uses a share price of $26.45, the closing price of our stock on December 31, 2010.

Name	Benefit	Termination without Cause or Resignation for Good Reason ($)	Permanent Disability or Death ($)	Termination Following Change of Control ($)
James H. Roth	Salary	800,000	—	1,600,000
	Bonus	880,000	—	1,760,000
	Pro rata bonus (1)	264,000	—	880,000
	Equity Acceleration (2)	1,107,885	4,855,744	3,656,392
	Benefits continuation	10,945	5,473	29,760
	Cutback	—	—	-1,368,514
	Total Value	3,062,830	4,861,217	6,557,638

James K. Rojas	Salary	230,000	—	920,000
	Bonus	—	—	736,000
	Pro rata bonus	—	—	368,000
	Equity Acceleration (2)	429,971	1,232,464	1,902,046
	Benefits continuation	5,076	2,538	29,280
	Cutback	—	—	-611,379
	Total Value	665,047	$1,235,002	3,343,947

David M. Shade	Salary	375,000	—	1,500,000
	Bonus	—	—	300,000
	Pro rata bonus	—	—	150,000
	Equity Acceleration (2)	686,854	1,805,371	2,211,273
	Benefits continuation	3,401	1,701	19,896
	Cutback	—	—	-43,378
	Total Value	1,065,255	1,807,072	4,137,791

Mary M. Sawall	Salary	187,500	—	375,000
	Bonus	—	—	281,250
	Pro rata bonus	—	—	281,250
	Equity Acceleration (2)	468,112	909,351	1,244,162
	Benefits continuation	7,320	2,058	9,948
	Cutback	—	—	—
	Total Value	662,932	911,409	2,191,610

Natalia Delgado	Salary	187,500	—	375,000
	Bonus	—	—	281,250
	Pro rata bonus	—	—	281,250
	Equity Acceleration (2)	346,806	757,422	1,092,226
	Benefits continuation	4,117	2,058	9,948
	Cutback	—	—	—
	Total Value	538,423	759,480	2,039,674

(1)	Mr. Roth’s Pro rata bonus for termination without Cause or resignation for Good Reason is based on actual performance in 2010. See CD&A for disclosure regarding amount earned.

(2)	The acceleration of equity varies by grant and type of termination as outlined below.

	Termination without Cause or Resignation for Good Reason	Permanent Disability or Death	Termination Following Change of Control
Time-Vested Restricted Stock	Pro rata acceleration	Full acceleration	Full acceleration

Performance Share Units	Pro rata acceleration of shares earned during performance period	Full acceleration of shares earned during performance period	Full acceleration

Time-Vested Options	Pro rata acceleration	Full acceleration	Full acceleration

Performance-Vested Options	Forfeit	Full acceleration	Earned if performance criteria met as of CoC date

Termination Without Cause or Resignation for Good Reason

If any of our executives with a senior management agreement is terminated by us without cause or resigns for good reason, as defined in his or her senior management agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts. In addition, unvested equity will accelerate on a pro rata basis upon termination without Cause or resignation for Good Reason.

The following severance benefit is payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, except in the case of a change of control, as of December 31, 2010:

James H. Roth	Twelve months of base salary and his then-current target bonus, pro rata bonus in the year of termination based on actual results, 12 months’ continuation of medical, dental and vision insurance coverage, pro rata vesting of all unvested restricted shares and service-based option awards, and pro rata vesting of performance shares that would otherwise have been earned in the year of termination. Severance amounts are payable in a lump sum.

James K. Rojas	Six months’ salary as severance payable in a lump sum, six months’ continuation of medical insurance, pro rata vesting of all unvested restricted shares, and pro rata vesting of performance shares that would otherwise have been earned in the year of termination. Severance amounts are payable in a lump sum.

David M. Shade	Six months’ salary as severance payable in a lump sum, six months’ continuation of medical insurance, pro rata vesting of all unvested restricted shares, and pro rata vesting of performance shares that would otherwise have been earned in the year of termination. Severance amounts are payable in a lump sum.

Mary M. Sawall	Six months’ salary as severance payable in a lump sum, six months’ continuation of medical insurance, pro rata vesting of all unvested restricted shares, and pro rata vesting of performance shares that would otherwise have been earned in the year of termination. Severance amounts are payable in a lump sum.

Natalia Delgado	Six months’ salary as severance payable in a lump sum, six months’ continuation of medical insurance, pro rata vesting of all unvested restricted shares, and pro rata vesting of performance shares that would otherwise have been earned in the year of termination. Severance amounts are payable in a lump sum.

Termination of Employment Due to Death or Disability

If any of our executives dies or becomes disabled, his or her estate will receive payment of base salary through the date of termination. The executive and/or his eligible dependents shall receive, in the case of Mr. Roth, continuation of medical, dental and vision benefits for six months and for all other executives, continuation of medical benefits for three months. In addition, all unvested equity will accelerate if any of our executives dies or becomes disabled.

Termination Following Change of Control

The Company provides each of our named executive officers with change of control severance benefits if his or her employment is terminated without cause, as defined in the executive’s senior management agreement, following a change of control or if the executive resigns in the two-year period following a change of control for good reason as defined in the senior management agreement. The executive will receive:

1.	A lump-sum payment equal to two times for Mr. Roth, Mr. Shade and Mr. Rojas and one time for Ms. Sawall and Ms. Delgado, respectively, base salary and target bonus in the year of termination;

2.	A lump-sum payment of the pro rata bonus, calculated based on the target bonus in the year of termination through the date of termination;

3.	Two years’ continuation of medical, dental and vision coverage for Mr. Roth; two years’ continuation of medical coverage for Mr. Shade and Mr. Rojas; and one year’s continuation of medical benefits for Ms. Sawall and Ms. Delgado; and

4.	Vesting of all outstanding equity grants that were granted prior to the change of control except, in the case of Mr. Roth’s option grant, Mr. Roth’s service-based unvested option award will vest only if the acquirer does not assume the option. The option award with a performance requirement will only vest if, as of the change of control date, the performance requirement is met and the acquirer does not assume the option.

All executives are subject to a cutback in benefits to eliminate any excise tax.

A change of control occurs if:

•	any person becomes a beneficial owner of 40% or more of the Company’s outstanding securities;

•

there is a consummation of a merger or consolidation with any person unless (a) the voting securities of the Company outstanding immediately prior to the transaction continue to represent 60% of the combined voting power of the securities; (b) the merger is a recapitalization in which no person other than existing security holders becomes a beneficial owner representing 40% or more of the outstanding securities; (c) the merger does not represent a sale of all or substantially all of the assets;

•	the stockholders approve a plan of complete liquidation or dissolution; or

•

there is a disposition or sale of the Company’s assets other than a sale or disposition in which at least 60% of the voting power is retained in substantially the same proportion as immediately prior to the sale.

Restrictive Covenants on Termination

No severance or benefits are paid if a named executive officer is terminated for cause or resigns other than for good reason as defined in the executive’s senior management agreement. Executives are subject to a confidentiality and non-disclosure covenant and, for a period of 12 to 24 months following termination of employment for any reason, may not directly or indirectly solicit, induce or encourage any employee of the Company or any client of the Company to leave, alter or cease his or her relationship with it. In addition, executives may not, for a period of 12 to 24 months following termination for any reason, provide services that are the same as or similar to those offered by the Company to any client of the Company that he or she obtained as a client for the Company, to whom he or she provided services within the 12 months preceding termination of employment, or to whom he or she submitted a proposal during the six months prior to termination of employment.

For a period of 12 to 24 months following the termination of his employment for any reason, Mr. Roth may not: (i) provide services that are the same as or similar to those offered by the Company at the time of his termination to any client of the Company; (ii) directly or indirectly solicit, induce or encourage any client of the Company to leave, alter, or cease his or her relationship with it; or (iii) directly or indirectly solicit, induce or encourage any employee of the Company to leave, alter, or cease his or her relationship with it. Further, for a period of 12 to 24 months following the termination of his employment for any reason, Mr. Roth may not, directly or indirectly, provide services that are competitive with those of the Company to any person, firm or other business entity.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, has recommended to the board of directors that it be included in this Proxy Statement.

John S. Moody

DuBose Ausley

H. Eugene Lockhart

Compensation Committee Interlocks and Insider Participation

During 2010, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Certain Relationships and Related Transactions

It is the responsibility of the Audit Committee to review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between Huron and a board member or a principal stockholder and members of their immediate families.

In addition, Huron has a Code of Business Conduct and Ethics (the “Ethics Code”), a copy of which is posted on our web site at www.huronconsultinggroup.com, that applies to directors and employees and their family members. The Ethics Code, among other things, has a policy governing conflicts of interest generally and, in particular, prohibiting certain business arrangements with the Company and clients of the Company, entering into relationships that may be perceived as impairing the ability of the individual or Huron from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the Chief Compliance Officer and, in the case of officers and directors, by the Audit Committee of the board of directors. The Ethics Code also prohibits Huron from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC, Huron is asking its shareholders to indicate their support for our named executive officer compensation, which includes the compensation discussion and analysis, the compensation tables and the related narrative disclosures, all as described in the section entitled “EXECUTIVE COMPENSATION” beginning on page 17.

The vote solicited by this proposal, commonly known as “Say on Pay,” is advisory in nature and will not be binding on the board of directors, the Compensation Committee or Huron. However, the board of directors and the Compensation Committee value the opinions of our stockholders, will review the voting results and may, to the extent determined appropriate, take into account the outcome of the vote during future deliberations on executive compensation arrangements.

Huron believes that its executive compensation program is structured to support Huron and its business objectives. This vote is not intended to address any one specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The affirmative vote of the holders of a majority of the total shares of common stock, present in person or represented by proxy and entitled to vote on the proposal, is required to approve the advisory vote on the compensation arrangements of our named executive officers. Abstentions and broker non-votes will not be counted as votes for or against approval. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of the advisory vote on the compensation arrangements of our named executive officers, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY STOCKHOLDER VOTE

ON EXECUTIVE COMPENSATION

Huron also is required by the Dodd-Frank Act and the SEC to provide its stockholders, at least once every six years, with a separate non-binding advisory vote on the frequency of the “Say on Pay” vote. Stockholders may indicate their preference to vote on named executive officer compensation annually, every two years, or every three years, or they may abstain from making any election.

The resolution by the stockholders on frequency is distinct from the advisory vote on the compensation of our named executive officers. This proposal deals solely with the issue of how often a “Say on Pay” proposal should be presented to our stockholders.

After careful consideration, the board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Huron at this time. In reaching this determination, the board considered the recent history of the Company, including the financial restatement in 2009 and the challenges presented to the Company and its clients by the economic climate of the last few years, as well as the Company’s desire to engage with our investors about the changes and improvements to our executive compensation practices. The board of directors believes that having an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussion with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

We understand that our stockholders may have different views as to what is the best approach for Huron, and we look forward to hearing from our stockholders on this matter.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote recommended by stockholders. Although the vote is non-binding, the Compensation Committee and the board of directors value the opinions of stockholders and will consider the outcome of the vote on this proposal when determining the frequency of when it will submit to stockholders a vote on executive compensation. However, because this vote is advisory and non-binding on the board of directors in any way, the board of directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency recommended by stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” A FREQUENCY OF ONE YEAR FOR FUTURE NON-BINDING STOCKHOLDER VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF AUDITOR

PricewaterhouseCoopers LLP, which has been the independent auditor for the Company since its inception, has been appointed by the Audit Committee as auditor for the Company and its subsidiaries for the fiscal year ending December 31, 2011. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s auditor for the fiscal year ending December 31, 2011, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods:

	2010	2009
	(in thousands)
Audit Fees	$740	$1,562
Audit-Related Fees	62	166
Tax Fees	47	220
All Other Fees	4	3

Total	$853	$1,951

Audit Fees—all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; attest services; and consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees—due diligence related to mergers and acquisitions; accounting consultations and audits in connection with acquisitions; internal control reviews; attest services that are not required by statute or regulations; and consultation concerning financial accounting and reporting standards.

Tax Fees—tax compliance (preparation of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities).

All Other Fees—any other work that is not audit, audit-related or a tax service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence and has determined such services for fiscal 2010 and 2009 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor.

The Audit Committee, on a periodic basis, determines certain services that have the general pre-approval of the Committee. The Audit Committee must separately pre-approve any services not receiving such general pre-approval. Requests for such approval must be submitted by both the auditor and the CFO and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. No services are undertaken that are not pre-approved. The Audit Committee will establish pre-approved fee levels for all services to be provided by the auditor. On a periodic basis, the CFO and the auditor report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries (“Huron”) in accordance with the duties and responsibilities outlined in the Audit Committee charter.

Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Huron’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Huron finance department and management of Huron, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2010.

These activities included, but were not limited to, the following during the fiscal year ended December 31, 2010:

•

Reviewed and discussed with management and the independent auditors the audited financial statements, the quarterly financial statements, and the quarterly and annual earnings press releases for the year ended December 31, 2010. Management has the primary responsibility for such financial statements and press releases.

•	Discussed with the independent auditors the matters requiring discussion under current auditing standards.

•

Received the written disclosures and the letter from the independent auditors in accordance with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

H. Eugene Lockhart, Chairman

John McCartney

John S. Moody

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s proxy statement relating to its next annual meeting, stockholder proposals must be received no later than November 23, 2011 by the Corporate Secretary at the Company’s principal executive offices. Pursuant to the Company’s bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Corporate Secretary no earlier than January 3, 2012 and no later than February 2, 2012. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of common stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the board of directors to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting of Stockholders.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers, and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Natalia Delgado, Corporate Secretary

Chicago, Illinois

March 22, 2011

Electronic Voting Instructions

You can vote by Internet!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 1:00 a.m., Central Time, on May 2, 2011.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com/HURN
•	Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 4 and every 1 YR for Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold	+
	01 - H. Eugene Lockhart	☐	☐	02 - George E. Massaro	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

2.	An advisory vote on the approval of executive compensation.	☐	☐	☐	3.	An advisory vote on the frequency of advisory stockholder votes on executive compensation.	☐	☐	☐	☐

4.	Proposal to ratify appointment of PricewaterhouseCoopers LLP as the Company’s auditor for the fiscal year ending December 31, 2011.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2011 Annual Meeting Admission Ticket

2011 Annual Meeting of

Huron Consulting Group Inc. Stockholders

Monday, May 2, 2011, 12:30 p.m. Eastern Daylight Savings Time

Six Concourse Parkway, Suite 2050

Atlanta, Georgia 30328

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Huron Consulting Group Inc.

Notice of 2011 Annual Meeting of Stockholders

Six Concourse Parkway, Suite 2050, Atlanta, Georgia 30328

Proxy Solicited by Board of Directors for Annual Meeting — Monday, May 2, 2011

James H. Roth and Natalia Delgado, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Huron Consulting Group Inc. to be held on May 2, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR H. Eugene Lockhart and George E. Massaro, FOR Proposals 2 and 4 and every 1 YR for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)